Exhibit 10.22

Amended and Restated

Storage Core Frame Purchase Agreement

by and between

AES Grid Stability, LLC

as Buyer

and

Fluence Energy, LLC

as Supplier

dated [ ● ], 2021

Table of Contents

Page

1.	DEFINITIONS; INTERPRETATION	1
1.1.	Definitions	1
1.2.	Interpretation	8
2.	TERM AND TERMINATION OF AGREEMENT	9
2.1.	Term	9
2.2.	Early Termination	9
3.	SCOPE OF AGREEMENT	10
3.1.	Scope Generally	10
3.2.	Further Buyer Contracting Parties	10
4.	ORDERS	10
4.1.	Pricing Requests	10
4.2.	Purchase Orders	10
4.3.	Exclusivity and Certain Related Priorities	11
4.4.	Non-Competition	13
4.5.	Payment Terms	16
4.6.	Disputed Payments	16
4.7.	Late Payments	16
4.8.	Taxes; Export and Import Duties	16
5.	DELIVERY	16
5.1.	Delivery Terms; Inspection	16
5.2.	Guaranteed Delivery Date	17
5.3.	Delay Liquidated Damages	17
5.4.	Buyer Caused Delay	17
6.	TITLE, RISK OF LOSS AND CARE, CUSTODY AND CONTROL	17
6.1.	Transfer of Title and Risk of Loss	17
6.2.	Warranty of Title	17
7.	INSPECTION AND QUALITY CONTROL	18
7.1.	Inspection Rights	18
7.2.	Quality Control	18
8.	WARRANTIES	18
8.1.	Equipment Warranty	18
8.2.	Services Warranty	18
8.3.	Notification Requirements	18
8.4.	Corrective Action	19
8.5.	Warranty Exclusions	19
8.6.	NO IMPLIED WARRANTIES	19
8.7.	Reserved Rights	19
8.8.	Access to Buyer Data	20
9.	BUYER FURNISHED PROPERTY	20
10.	PACKAGING	20
11.	FORCE MAJEURE	21
11.1.	Effect of Force Majeure	21
11.2.	Procedures	21
11.3.	Termination for Extended Force Majeure	21
12.	CHANGE ORDERS	21
12.1.	Change Order	21
12.2.	Change Order Process	22
12.3.	Change Order Restrictions	22
12.4.	No Change	22

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13.	INTELLECTUAL PROPERTY	22
13.1.	Grant of License	22
13.2.	No Copies	23
13.3.	Proprietary Notices	23
13.4.	Security	23
13.5.	No Reverse Engineering	23
13.6.	Open Source Software	23
13.7.	Reporting	23
13.8.	Relief	24
13.9.	Improvements	24
13.10.	Ownership	24
13.11.	Enforcement	25
13.12.	Duration and Transfers	25
13.13.	Government End Users	26
13.14.	Reservation of Rights	26
14.	DEFAULTS AND REMEDIES	26
14.1.	Supplier Defaults	26
14.2.	Buyer Defaults	27
14.3.	Remedies	27
15.	INDEMNIFICATION	27
15.1.	General	27
15.2.	Infringement Indemnification by Supplier	28
15.3.	Infringement Indemnification by Buyer	29
15.4.	Indemnification Procedures	30
15.5.	Limited Waiver of Certain Immunities	31
15.6.	Survival	31
16.	LIMITATIONS OF LIABILITY	31
16.1.	WAIVER OF CERTAIN DAMAGES	31
16.2.	MAXIMUM LIABILITY	31
16.3.	EFFECTIVENESS	31
16.4.	Commencement of Claims	31
17.	CONFIDENTIALITY	32
17.1.	Confidential Information	32
17.2.	Non-Disclosure	32
17.3.	Exceptions	32
17.4.	Representatives Bound	32
17.5.	Survival	32
18.	REPRESENTATIONS AND WARRANTIES	33
18.1.	Representations of the Parties	33
18.2.	Additional Representations of Supplier	34
19.	ENVIRONMENT, HEALTH AND SAFETY	34
19.1.	Compliance and Related Matters	34
19.2.	On-Site Environmental and Safety Responsibility	35
19.3.	Health and Safety Plan	35
20.	OPEN SOURCE SOFTWARE	36
21.	EXPORT CONTROL AND FOREIGN TRADE REGULATIONS	36
21.1.	Acknowledgement and Compliance	36
21.2.	Export Licenses	36
21.3.	Provision of Trade Data	36
21.4.	Changes	37
21.5.	Additional Buyer’s Obligations	37
21.6.	Certain Relief	37

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22.	BUYER CODE OF CONDUCT	37
23.	COMPLIANCE WITH LAWS AND PERMITS	37
24.	DISPUTE RESOLUTION	38
24.1.	Referral to Senior Management	38
24.2.	Referral to Arbitration	38
24.3.	Neutral Arbitrators	38
24.4.	Procedures and Costs	38
24.5.	Award	39
24.6.	Confidentiality	39
24.7.	Continued Performance; Provisional Remedies	39
24.8.	Waiver of Jury Trial	39
25.	MISCELLANEOUS	39
25.1.	Governing Law	39
25.2.	Records	40
25.3.	Intentionally Omitted	40
25.4.	Insurance	40
25.5.	Assignment; Successors	40
25.6.	Subcontracting	40
25.7.	Other Terms and Amendments	40
25.8.	Government Contracts	40
25.9.	Relationship of the Parties	40
25.10.	Publicity	41
25.11.	Non-Exclusive Remedies and Non-Waivers	41
25.12.	Severability	41
25.13.	Survival	41
25.14.	Affirmative Action	41
25.15.	Complete Agreement and Counterparts	41
25.16.	Counterparts	41
25.17.	No Pre-Printed Terms	41
25.18.	Priority	42
25.19.	Notices	42
25.20.	Joint Effort	43
25.21.	Language of the Agreement, Correspondence, Documentation	43

Schedule 1.1(a) Applications

Exhibits

Exhibit A	Form of Purchase Order
Exhibit B	Form of Joinder Agreement
Exhibit C	Substance Declaration
Exhibit D	Code of Conduct
Exhibit E	Insurance
Exhibit F	Affirmative Action Requirements
Exhibit G	Key Agreements

Attachment A Description of Supplier’s Battery Storage Equipment and Services

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THIS AMENDED AND RESTATED STORAGE CORE FRAME PURCHASE AGREEMENT (this “Agreement”) is made and entered into on [ ● ], 2021 (the “Effective Date”), between AES Grid Stability, LLC. hereinafter referred to as “Buyer” and Fluence Energy, LLC, whose principal place of business is 4601 N. Fairfax Drive, Suite 600, Arlington, VA 22203 hereinafter referred to as “Supplier”. Each of Buyer and Supplier are referred to herein as a “Party” and collectively are referred to herein as the “Parties.”

WHEREAS, Buyer sells electrical transmission and distribution projects to Customers;

WHEREAS, Buyer may want to purchase energy storage equipment and related services to incorporate within its electrical transmission and distribution projects;

WHEREAS, Supplier sells energy storage equipment and related services;

WHEREAS, Supplier wishes to cooperate with Buyer in order to fulfill Buyer’s requirements and provide preferred purchasing conditions to Buyer for those energy storage equipment and related services;

WHEREAS, Supplier and Buyer are parties to that certain Storage Core Frame Purchase Agreement, dated as of January 1, 2018, by and between Supplier and Buyer (the “Prior Agreement”); and

WHEREAS, Buyer is party to the Second Amended and Restated Limited Liability Company Agreement of Supplier, dated as of June 9, 2021(the “LLC Agreement”);

WHEREAS, Supplier, Buyer and certain other parties are entering into a series of transactions in connection with the formation of Fluence Energy, Inc., a Delaware corporation (“Issuer”) to serve as the vehicle through which the public will own indirect interests in Supplier through an initial public offering;

WHEREAS, in connection with the closing of the initial public offering, the LLC Agreement is being amended and restated in its entirety by the Third Amended and Restated Limited Liability Company Agreement, dated on or about the date hereof (the “Restated LLC Agreement”), to, among other things, reflect Issuer’s ownership of Supplier and the restructuring of Supplier and its Affiliates; and

NOW, THEREFORE, the Parties agree that on the Effective Date the Prior Agreement is hereby amended and restated in its entirety by this Agreement, and further agree as follows:

1.	DEFINITIONS; INTERPRETATION.

1.1.	Definitions. Initially-capitalized terms used in this Agreement (including the preamble and Recitals hereto) and not otherwise defined herein shall have the meanings specified below.

“Affiliate” means, at any time, and with respect to any Person or group of Persons, a Person that at such time directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person or group of Persons. No Person shall be considered an Affiliate of another Person or under the Control of such other Person so long as (i) it is owned less than 50% by such other Person, (ii) such other Person has no capacity to elect or appoint the majority of the board of directors or similar governing body of the subject Person, (iii) such other Person does not consolidate the subject Person in its financial reporting and (iv) there is no other management or services agreement pursuant to which such other Person exerts control over the subject Person.

“Agreement” has the meaning set forth in the Preamble hereto.

“Applicable Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision or declaration of a Governmental Authority having valid jurisdiction.

“Application” means one of the stationary, battery based energy storage solutions and services for the grid connected storage market (including systems both in front of and behind the meter) set forth on Schedule 1.1(a).

“Battery” means a battery included within the Equipment supplied pursuant to this Agreement.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Buyer” has the meaning set forth in the Preamble hereto.

“Buyer Data” has the meaning set forth in Section 13.10(b).

“Buyer Event of Default” has the meaning set forth in Section 14.2.

“Buyer Furnished Property” has the meaning set forth in Article 9.

“Change Order” has the meaning set forth in Section 12.1.

“Change Order Information” has the meaning set forth in Section 12.2.

“Claims” has the meaning set forth in Section 15.1.

“Confidential Information” has the meaning set forth in Section 17.1.

“Control” means, with respect to the relationship between two or more Persons, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, as trustee or executor, by contract or otherwise. The terms “Controlled” or “under common Control with” have correlative meanings.

“Defect” means any material defect in design, manufacturing, materials or workmanship in or to the Equipment, or any failure of the Equipment to materially comply with the Technical Specifications, excluding in all cases any of the foregoing attributable to or caused by ordinary wear and tear of the Warranted Equipment.

“Deliver”, “Delivered” or “Delivery” means that Supplier has caused the delivery of the applicable Equipment to the Delivery Point in accordance with the terms of this Agreement.

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“Delivery Point” means the delivery location set forth in a Pricing Notice, provided that, if no such location is specified in the applicable Pricing Notice, the Delivery Point for Equipment comprised of batteries shall be at the facility of the supplier thereof and the Delivery Point for all other Equipment shall the location of Supplier’s facility.

“Derivative Software” has the meaning set forth in Article 20.

“EAR” has the meaning set forth in Section 21.1.

“Effective Date” shall have the meaning assigned to such term in Section 2.1.

“EHS Laws” has the meaning set forth in Section 19.1.

“Enforcement Action” has the meaning set forth in Section 13.11.

“Equipment” means any energy storage equipment offered for sale by Supplier pursuant to this Agreement, as set forth in Attachment A.

“Equipment Warranty” has the meaning set forth in Section 8.1.

“Equipment Warranty Period” has the meaning set forth in Section 8.1.

“Exclusive Activities” means the development, marketing and sale of an Integrated Solution for one or more Applications, where the size of such Integrated Solution is equal to or greater than 500 kilowatts, including those Integrated Solutions marketed, sold and delivered through a Buyer sales channel or another Supplier sales channel as contemplated in Supplier’s then current business plan.

“Export Controls and Sanctions Laws” has the meaning set forth in Section 21.1.

“Force Majeure” means any event which is not within the reasonable control of the Party affected and with the exercise of due diligence could not reasonably be prevented, avoided or removed by such Party, which causes the affected Party to be delayed, in whole or in part, or unable, using commercially reasonable efforts, to partially or wholly perform its obligations under this Agreement (other than an obligation for the payment of money) and is not caused by or resulting from the negligence or breach or failure of such Party to perform its obligations under this Agreement, which, subject to the foregoing, may include: acts of God or the public enemy, natural disasters, war, terrorism, insurrection, sabotage, unavoidable accidents, orders, decrees, rulings and policies of any Governmental Authority, fires, floods, earthquakes, volcanic activity, severe weather conditions not reasonably foreseeable taking into account the location of performance and the climate patterns applicable thereto, explosions, riots, general strikes and area lockouts. Force Majeure shall not include a Party’s financial inability to perform under this Agreement or any Purchase Order.

“Further Buyer Contracting Parties” has the meaning set forth in Section 3.2.

“Governmental Authority” means a federal, state, local or foreign governmental authority (including any regulatory authority); a state, province, commonwealth, territory or district thereof; a county; a city, town, township, or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing; any court or other judicial body; and any officer, official or other representative of any of the foregoing.

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“Guaranteed Delivery Date” has the meaning set forth in Section 5.2.

“Hazardous Materials” has the meaning set forth in Section 19.1.

“Indemnified Party” has the meaning set forth in Section 15.1.

“Indemnifying Party” has the meaning set forth in Section 15.1.

“Infringement Claim Costs” means any and all judgments, damages, fines, awards, penalties, and interest associated with any of the foregoing, that, in each case, are finally awarded in a claim for which an Indemnifying Party is obligated to indemnify an Indemnified Party under Section 15.2 or 15.3, as applicable, and costs and expenses, including reasonable attorneys’ fees, court costs and other reasonable costs of suit, arbitration, dispute resolution or other similar proceedings, associated with such claim.

“Integrated Solution” means an integrated, stationary, battery based energy storage solution, comprised of inverters, a control system including software, and electrical battery. Notwithstanding the foregoing, the following will not be considered Integrated Solutions: (i) uninterruptable power supply (UPS) systems (other than for use in Applications), (ii) a virtual energy storage network built out of individual, connected, geographically distributed product units of less than 150 kilowatts per unit (a “swarm”), (iii) static synchronous compensators (Statcom), (iv) supercapacitors, (v) the technology for the storage medium (e.g. batteries), (vi) energy storage inverters, (vii) stationary storage systems sold as part of an integrated product in conjunction with the sale of energy storage systems on board of vessels, vehicles or locomotives, where the main purpose of the stationary storage system is to charge or to be charged by such on board energy storage system or the vehicle brake energy and (viii) stationary storage systems providing power directly and primarily to electric vehicle charging stations.

“Intellectual Property” means United States and foreign: (a) Patents; (b) Trademarks; (c) copyrights, whether registered or unregistered, and all applications and registrations therefor, web sites, proprietary domain names, mask works, and all applications and registrations therefor; (d) Know-How; (e) Software; and (f) similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing.

“Key Agreements” means the various contracts between Supplier and certain of its members or their Affiliates listed on Exhibit G, as the same may be amended and/or restated from time to time.

“Know-How” means all proprietary and confidential information and data (irrespective as to whether such information or data is available by way of documentation, orally or in electronic format, or protected by copyrights), including business and trade secrets, technical and business information and data, know-how and similar proprietary rights in confidential information and processes, discoveries, analytic models, improvements, techniques, devices, methods, patterns, formulations and specifications, all to the extent that such information and data are proprietary and confidential and neither Software nor a Patent.

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“License” has the meaning set forth in Section 13.1.

“Licensed Technology” means, collectively, all of the following to the extent owned by, or licensed (with the right to grant sublicenses) to, Supplier, relating to the Equipment or the uses and purposes contemplated in connection with this Agreement or any Purchase Order issued hereunder for such Equipment: (a) Software embedded in or integrated with the Equipment, (b) any other trade secrets, proprietary information, know-how or other Intellectual Property incorporated into or embedded within the Equipment or necessary for the installation, operation, maintenance, and ownership of the Equipment, (c) any improvements of or updates to any of the foregoing provided to Buyer pursuant to this Agreement, if any, and (d) all Intellectual Property rights of Supplier in the Licensed Technology listed in any of clauses (a) through (d) above, in each case, for use solely in connection with the installation, commissioning, operation and maintenance of the Equipment at the Project Site or such other site as Buyer shall elect.

“LLC Agreement” has the meaning set forth in the Recitals hereto.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Open License Terms” has the meaning set forth in Article 20.

“Open Source Software” has the meaning set forth in Article 20.

“Party” has the meaning set forth in the Preamble hereto.

“Parties” has the meaning set forth in the Preamble hereto.

“Patents” means all patents, utility models, patent and utility model applications, and all priorities and rights related thereto, including all reissues, reexaminations, divisions, continuations, continuations-in-part, provisionals, continued prosecution applications, substitutions, extensions, additions or renewals of any of the foregoing.

“Person” means any natural person, corporation, partnership, joint venture, trust, estate, unincorporated association, limited liability company or any other entity (whether or not having separate legal personality), and shall include any successor (by merger or otherwise) of such entity.

“Potential Project” shall have the meaning assigned to such term in Section 4.3(b)(ii).

“Pricing Notice” has the meaning set forth in Section 4.1.

“Pricing Request” has the meaning set forth in Section 4.1.

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“Prohibited Person” means (i) any individual or entity that has been determined by competent authority to be the subject of a prohibition in any law, regulation, rule, or executive order administered by OFAC or the U.S. Department of State; (ii) the government, including any political subdivision, agency or instrumentality thereof, of a Sanctioned Country; (iii) any individual or entity that acts on behalf of or is owned or controlled by the government of a Sanctioned Country; (iv) any individual or entity that has been identified on the OFAC Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V) or any other similar list published by OFAC, including, but not limited to, the Foreign Sanctions Evaders List, the Part 561 List, and the Non SDN Iranian Sanctions List; (v) any individual or entity that has been designated on any similar list or order published by the United States government, including, without limitation, the Denied Persons List, Entity List, or Unverified List of the U.S. Department of Commerce, or the Debarred List or Nonproliferation Sanctions List of the U.S. Department of State; or (vi) any entity beneficially owned or controlled, directly or indirectly, by, any of the individuals or entities listed in subparagraphs (i)-(v) above.

“Project Bid” shall have the meaning assigned to such term in Section 4.3(c)(iv).

“Prudent Industry Practices” means those practices, methods, specifications and standards of safety, performance, dependability, efficiency and economy generally recognized by electrical utility industry members, including Supplier, in the U.S. as good and proper, and such other practices, methods or acts which, in the exercise of reasonable judgment by those reasonably experienced in the industry in light of the facts known at the time a decision is made, would be expected to accomplish the result intended at a reasonable cost and consistent with Applicable Laws, reliability, safety and expedition. Prudent Industry Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to be a spectrum of good and proper practices, methods and acts.

“Purchase Order” means a purchase order in the form attached hereto as Exhibit A issued for the purchase of Equipment and Services pursuant to and in accordance with the terms and conditions of this Agreement.

“Representatives” means, with respect to any Person, such Person’s shareholders, members, officers, directors, employees, accountants, consultants, legal counsel, financial advisors and other representatives and agents.

“Revised Project Bid” shall have the meaning assigned to such term in Section 4.3(b)(v).

“Sanctioned Country” means any country or territory against which the United States maintains comprehensive economic sanctions or embargoes, including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria.

“Services” means any Equipment related services offered for sale by Supplier pursuant to this Agreement, as set forth in Attachment A.

“Services Warranty” has the meaning set forth in Section 8.2.

“Services Warranty Period” has the meaning set forth in Section 8.2.

“Shares” means (i) the Class A Common Stock of the Issuer, calculated on a fully diluted basis and assuming that all options, warrants and any other rights to purchase shares of Class A Common Stock of the Issuer have been exercised in full, including, for sake of clarity, the Underlying Class A Shares plus (ii) any other equity securities now or hereafter issued by the Issuer, together with any options thereon and any other shares of stock or other equity securities issued or issuable with respect thereto (whether by way of a stock dividend, stock split or in exchange for or in replacement or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization); provided, however, that in no event shall the Shares include the Class B Common Stock of the Issuer.

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“Siemens Storage Core Frame Purchase Agreement” means that certain Amended and Restated Storage Core Frame Purchase Agreement, dated as of even date herewith, between Siemens Industry, Inc. and Supplier.

“Software” means all computer programs, operating systems, applications, systems, firmware, and software of any nature, whether operational, active, under development, or design, non-operational or inactive, including all object code, source code, comment code, algorithms, processes, formulae, interfaces, navigational devices, menu structures or arrangements, icons, operational instructions, scripts, commands, syntax, screen designs, reports, designs, concepts, visual expressions, technical manuals, test scripts, user manuals, and other documentation therefore, whether in machine-readable form, programming language, or any other language or symbols, and whether stored, encoded, recorded, or written on disk, tape, film, memory device, paper, or other media of any nature and all databases necessary or appropriate to operate any such computer program, operating system, applications system, firmware, or software.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing member, general partner or analogous controlling Person of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries.

“Sunset Date” means the earlier to occur of (i) the seventh (7th) anniversary of the Effective Date and (ii) that date on which Buyer and Affiliates collectively hold Shares representing less than twenty percent (20%) of the then outstanding Voting Power.

“Supplier” has the meaning set forth in the Preamble hereto.

“Supplier Documents” means the documents and deliverables to be provided by Supplier to Buyer to the extent reasonably required for the installation, commissioning, operation and maintenance of the Equipment, as more fully set forth in the applicable Purchase Order.

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“Supplier Event of Default” has the meaning set forth in Section 14.1.

“Taxes” means any and all forms of taxation, charges, duties, imposts, levies and rates whenever imposed by any Governmental Authority, including income tax, withholding tax, corporation tax, capital gains tax, capital transfer tax, sales tax, business and occupation tax, inheritance tax, water rates, value added tax, customs duties, capital duty, excise duties, betterment levy, stamp duty, stamp duty reserve tax, national insurance, social security or other similar contributions, and generally any tax, duty, impost, levy, rate or other amount and any interest, penalty or fine in connection therewith.

“Technical Specifications” means the technical specifications for the Equipment as set forth in the applicable Purchase Order.

“Term” has the meaning set forth in Section 2.1.

“Terminating Event” shall have the meaning assigned to such term in Section 4.3(a)(i).

“Territory” means (i) for purposes of the sales and marketing by Buyer of the Equipment, worldwide and (ii) for all other use of the Equipment, the country in which the Equipment is installed for use.

“Third Party” means any Person, other than a member of Supplier or such member’s Affiliates.

“Trademarks” means all trademarks, trademark applications, service marks, service mark applications, trade dress, trade names, identifying symbols, words, colors, designs, product names, company names, slogans, logos or insignia, whether registered or unregistered, and all applications and registrations therefor, and all goodwill associated therewith.

“TSCA” has the meaning set forth in Section 19.1.

“Underlying Class A Shares” means all shares of Class A Common Stock of the Issuer issuable upon redemption of Common Units of the Supplier, assuming all such Common Units are redeemed for Class A Common Stock of the Issuer on a one-for-one basis.

“Voting Power” means the total voting power of all Shares entitled to vote generally in the election of directors.

“Work Site” has the meaning set forth in Section 19.2.

1.2.	Interpretation.

(a)	References to Recitals, Articles, Sections, Exhibits, Annexes and Attachments are, unless otherwise indicated, to Recitals, Articles, Sections, Exhibits, Annexes and Attachments to this Agreement. All Exhibits, Annexes and Attachments to this Agreement are incorporated herein by this reference and made a part hereof for all purposes.

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(b)	As used in this Agreement, the masculine gender shall include the feminine and neuter and the singular number shall include the plural, and vice versa.

(c)	Unless expressly stated otherwise, references to a Person include its successors and permitted assigns and, in the case of a Governmental Authority, any Person succeeding to its functions and capacities.

(d)	As used in this Agreement, references to “days” shall mean calendar days, unless the term “Business Days” is used. If the term “Business Days” is used and the time for performing an obligation under this Agreement expires on a day that is not a Business Day, the time shall be extended until that time on the next Business Day.

(e)	As used in this Agreement, where a word or phrase is specifically defined, other grammatical forms of such word or phrase have corresponding meanings; the words “herein,” “hereunder” and “hereof” refer to this Agreement, taken as a whole, and not to any particular provision of this Agreement; “including” means “including, for example and without limitation,” and other forms of the verb “to include” are to be interpreted similarly.

(f)	As used in this Agreement, all references to a given agreement, instrument or other document shall be a reference to that agreement, instrument or other document as modified, amended, supplemented and restated through the date as of which such reference is made. Any term defined or provision incorporated in this Agreement by reference to another document, instrument or agreement shall continue to have the meaning or effect ascribed thereto whether or not such other document, instrument or agreement is in effect.

2.	TERM AND TERMINATION OF AGREEMENT.

2.1.	Term. This Agreement shall become effective and the term shall commence on the day on which the Class A Common Stock of the Issuer is issued to the underwriters in its initial public offering (the “Effective Date”); provided, that if the Effective Date does not occur on or prior to December 31, 2021, this Agreement shall be deemed terminated as of such date and of no force or effect without further notice or action by the Parties, and the Prior Agreement shall remain in full force and effect without any amendment thereto. The term of this Agreement shall continue from the Effective Date until the date that the obligations contained in Section 4.4(a) (Non-Competition) cease to apply to Buyer (the “Term”). The expiration or early termination of the Term of this Agreement shall not affect any Purchase Orders executed between the Parties prior to the date of termination or expiration, and in such event the Parties shall attempt, in fair dealing and good faith, to agree on reasonable post-termination or post-expiration procedures in compliance with Applicable Law and antitrust requirements.

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3.	SCOPE OF AGREEMENT.

3.1.	Scope Generally. This Agreement shall apply to all purchases by Buyer from Supplier of Equipment and Services during the Term. Notwithstanding the foregoing, nothing herein shall be construed to mean that either Buyer or Supplier is committing to any specific level of business or quantity of Equipment and Services to be purchased or supplied other than that specified in Purchase Orders issued to Supplier during the Term of this Agreement by Buyer. Attachment A hereto sets forth the various standard Equipment and Services offerings of Supplier, it being understood that any project-specific requirements associated with any particular order hereunder shall be as set forth in the applicable Purchase Order therefor. Supplier may from time to time update the Equipment and Services offered for sale hereunder by furnishing to Buyer an update to Attachment A hereto, it being agreed that no such update shall affect any previously issued Purchase Order unless and to the extent set forth in a Change Order thereto.

3.2.	Further Buyer Contracting Parties. The AES Corporation and its Subsidiary companies (hereinafter referred to as “Further Buyer Contracting Parties”) shall be entitled to conclude individual Purchase Orders under the terms of this Agreement provided that such Further Buyer Contracting Parties either: (a) execute a joinder agreement acceptable to Supplier and otherwise in the form of Exhibit B hereto or (b) agree that the terms of this Agreement will govern the subject transaction by including a conspicuous cross-reference in the applicable Purchase Order which confirms that the terms of this Agreement will apply to the Purchase Order.

4.	ORDERS.

4.1.	Pricing Requests. If Buyer desires to purchase Equipment and Services from Supplier during the Term, Buyer shall furnish Supplier with written request (a “Pricing Request”) detailing the Equipment and Services it wishes to purchase and requesting pricing therefor from Supplier, including in such Pricing Request such information as may be reasonably necessary for Supplier to determine pricing therefor and any other project-specific requirements, including Buyer’s requested delivery schedule. Supplier shall endeavor to provide an initial response to any Pricing Request within five (5) Business Days, indicating (i) whether or not Supplier intends to furnish an offer to Buyer for the requested Equipment and Services on the timeline requested by Buyer and (ii) indicating what, if any, additional information Supplier may need in order to furnish such offer. Within fourteen (14) days after a final written scope of work is agreed with Buyer, or one of its Affiliates, Supplier shall provide Buyer with a written notice (a “Pricing Notice”) detailing Supplier’s pricing and delivery schedule for the Equipment and Services that Buyer wishes to purchase (including therein any terms, conditions and specifications required by Supplier in connection with the particular project and/or purchase contemplated by Buyer, which terms and conditions may be different than, and shall supersede, those set forth in this Agreement), which Pricing Notice Supplier shall endeavor to provide within ten (10) Business Days of receipt of Buyer’s Pricing Request. If Buyer does not issue a Purchase Order to Supplier pursuant to Section 4.2 in response to the Pricing Notice within ten (10) Business Days of issuance thereof, the Pricing Notice shall be deemed rejected.

4.2.	Purchase Orders. If Buyer desires to purchase the Equipment and Services on the terms specified in a Pricing Request, it shall issue a Purchase Order to Supplier in the form attached hereto as Exhibit A, which Purchase Order shall include: (i) the pricing and any other terms, conditions and specifications set forth in Supplier’s Pricing Notice; and (ii) a detailed description of the Equipment and Services to be purchased, consistent with those set forth in the Pricing Request and to the extent modified thereby, the Pricing Notice. Purchase Orders shall only be binding when issued in compliance with the requirements of this Agreement and sent by e-mail, by fax or by electronic data interchange to Supplier. Supplier shall accept or reject a Purchase Order within ten (10) Business Days after receipt. Acceptance or rejection shall be declared in the form of the Purchase Order. If a Purchase Order is neither accepted nor rejected within ten (10) Business Days after receipt, it shall be deemed rejected.

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4.3.	Exclusivity and Certain Related Priorities.

(a)	Subject to Applicable Law, during the period from the Effective Date until the Sunset Date, Buyer shall and shall cause its Affiliates (except certain Affiliates of Buyer that (1) are prohibited from being bound by the exclusivity terms set forth below as a result of rights held by Third Party equity investors in such Affiliates pursuant to the terms of such Affiliate’s organizational or governance documents (including charters, bylaws, and shareholder, partnership, limited liability company, joint venture and similar agreements) or (2) that reasonably determine that compliance with such exclusivity requirements would, due to their status as regulated utilities, cause complications with the applicable regulatory bodies having jurisdiction over such Affiliates) to:

(i)            purchase exclusively from Supplier any battery-based energy storage technology systems/solutions that are (A) within the Exclusive Activities (provided that for the purposes of this paragraph only, the term “Application” within Exclusive Activities shall also include power quality and microgrid/island applications (in each case as described on Schedule 1.1(a))) and (B) offered for sale by Supplier; provided, however, it is hereby agreed that the exclusive purchase obligations contained in this Section 4.3(a)(i) shall immediately cease to apply with respect to the particular purchase opportunity in the event that (1) either (x) Supplier fails to provide an initial response within five (5) Business Days following receipt of a Pricing Request from Buyer or one of its Affiliates, or (y) Supplier fails to submit a bona fide Pricing Notice within fourteen (14) days after a final written scope of work is agreed with Buyer, or one of its Affiliates, provided that if a shorter response time is required for a final bid by the customer or project related thereto, the parties will discuss and mutually agree on such shorter time period, or (2) the prerequisite of a public tender specifies using a particular vendor, other than Supplier, to provide such battery-based energy storage technology systems/solutions (the matters set forth in the immediately preceding clause (1) and clause (2), may each individually be referred to herein as a “Terminating Event”); and

(ii)           prioritize the purchase of any other battery-based energy storage technology systems/solutions that are offered for sale by Supplier and request that each of its Affiliates notify Supplier if it intends to purchase such systems/solutions, such that Supplier shall have an opportunity to sell such systems/solutions thereto. It is hereby agreed that any opportunity described above is subject to other factors, including that such systems/solutions offered by Supplier are competitive in the discretion of its Affiliates, taking into account economic, financial and technological aspects as well as the ability to perform and deliver in terms of timeframes and logistics, that such systems/solutions comply with specific customer requirements, country-specific requirements or mandatory external regulation and in all cases subject to Applicable Laws.

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In each case of clause (i) and (ii) above, the above provisions shall apply to the extent that such systems/solutions are needed as components of, or parts for, its other products/services or for its own needs or for reselling; excluding, however, inverters, which may be sourced independently.

(b)	With respect to Sections 4.3(a)(ii), it is hereby agreed that the following shall apply with respect to any requirement to prioritize the purchase of any battery-based energy storage technology systems/solutions that are offered for sale by Supplier:

(i)	(A) any such opportunity described therein is subject to other factors, including that such systems/solutions offered by Supplier are competitive in the discretion of the applicable Affiliate taking into account economic, financial and technological aspects as well as the ability to perform and deliver in terms of timeframes and logistics, that such systems/solutions comply with specific customer requirements, country-specific requirements or mandatory external regulation and in all cases subject to Applicable Laws and (B) the purchase priority obligations contained in Sections 4.3(a)(ii) shall immediately cease to apply with respect to the particular purchase opportunity upon the occurrence of a Terminating Event;

(ii)	Buyer shall cause its Affiliates to consult regarding Supplier’s products, solutions and technology and keep regular contact with such applicable Affiliates concerning projects and opportunities for which Supplier’s products, solutions and technology may be suitable (each, a “Potential Project”);

(iii)	Buyer shall cause its Affiliates to notify Supplier of each such Potential Project and support Supplier’s preparing bids or proposals therefor, subject to Applicable Law and Third Party contractual restrictions;

(iv)	In the event that Supplier makes a formal bid or proposal with respect to a Potential Project (each, a “Project Bid”) and such Project Bid is not accepted by the applicable Affiliate, subject to Applicable Law and Third Party contractual restrictions, Buyer shall cause the applicable Affiliate to inform Supplier of the main considerations of such Affiliate, which led to Supplier’s Project Bid not being accepted with respect to such Potential Project;

(v)	If Supplier is able to submit a revised Project Bid to the Affiliate (the “Revised Project Bid”), and such Revised Project Bid is not accepted, subject to Applicable Law and Third Party contractual restrictions, Buyer shall cause the applicable Affiliate to inform Supplier of the main considerations of such Affiliate which led to Supplier’s Revised Project Bid not being accepted with respect to such Potential Project. If Supplier is able to submit a Project Bid and, if applicable, a Revised Project Bid to the applicable Affiliate for the Potential Project and such Revised Project Bid is satisfactory to such Affiliate in all respects and is deemed by such Affiliate in its judgment to be the best bid for the Potential Project, then such Affiliate shall proceed with Supplier’s Revised Project Bid. In the event that Supplier is ultimately not chosen by such Affiliate for such Potential Project based on its initial Project Bid or subsequent Revised Project Bid, Buyer shall cause such Affiliate to discuss with Supplier how Supplier can improve the competitiveness of its products, solutions and technology for future offerings.

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(c)	Subject to Applicable Law, during the period from the Effective Date until the Sunset Date, Supplier will offer its Equipment and Services to Buyer and its Affiliates at Most Favored Nation Pricing in the Pricing Notice. “Most Favored Nation Pricing” shall be reasonably determined by the Supplier by reference to recent (last six (6) months) sales arrangements with customers, resellers or project developers, as applicable, taking into account purchase volumes, regional market conditions, the geographic location of the projects, and the relative size and technology to be used. Supplier shall not be obligated to provide such pricing if it no longer offers the relevant products or services for sale and Supplier shall have no obligations to offer or continue to offer any such products or services for sale. If requested by Buyer, Supplier shall furnish to Buyer a certificate executed by an executive officer of Supplier and attesting to the methodology used by Supplier in determining the Most Favored Nation Pricing set forth in the applicable Pricing Notice. Supplier shall provide Buyer with supporting information concerning the comparable purchase volumes, regional market conditions, the geographic location of the projects, relative size and technology to be used, and any other variables that Supplier considered when determining the Most Favored Nation Pricing; provided that Suppler may always anonymize information about other customers’ projects, in Supplier’s sole discretion. In the event that Buyer believes the price indicated in the Pricing Notice does not accurately reflect Most Favored Nation Pricing, then the parties shall retain a mutually-agreeable auditing firm to independently and confidentially review Supplier’s methodology and pricing inputs and to render a decision regarding whether Supplier must offer a lower price in order to satisfy its Most Favored Nation Pricing obligation as set forth above. The decision of the independent auditor shall be final and binding on both Parties. The costs of the independent auditor shall be shared equally between Supplier and Buyer.

4.4.	Non-Competition.

(a)	Subject to compliance with Applicable Law or regulatory requirements, Buyer agrees that until the earlier to occur of (i) the seventh (7th) anniversary of the Effective Date and (ii) that date on which Buyer and its Affiliates collectively hold Shares representing less than ten percent (10%) of the then outstanding Voting Power, neither it nor its Affiliates will directly or indirectly engage in any Exclusive Activities; provided, however, that beginning on October 1, 2023, if Supplier has not achieved at least $25,000,000 in average annual gross revenues over a rolling period of three fiscal years (such rolling period commencing on October 1, 2020) for Application No. 4 (as set forth on Schedule 1.1(a)), then Buyer, at its sole discretion, may, upon written notice to the other members of Supplier, remove Application No. 4 as an Exclusive Activity for all purposes hereunder). If Buyer removes Application No. 4 as an Exclusive Activity pursuant to this Section 4.4(a), then Application No. 4 shall simultaneously and automatically also be removed as an “Exclusive Activity” under the Siemens Storage Core Frame Purchase Agreement. In addition, if Siemens Industry, Inc. removes Application No. 9 as an “Exclusive Activity” pursuant to the Siemens Storage Core Frame Purchase Agreement, then Application No. 9 shall simultaneously and automatically also be removed as an Exclusive Activity under this Agreement.

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(b)	Notwithstanding the foregoing, the restrictions set forth in this Section 4.4 shall not affect or prohibit Buyer or its Affiliates from:

(i)	(A) engaging in activities expressly permitted or contemplated herein or in the Key Agreements, or as otherwise approved by Issuer as Supplier’s managing member, (B) selling Supplier’s Equipment and Services to Buyer’s customers with Supplier acting as a sub-supplier to Buyer, or (C) engaging in the development and sale of larger solutions incorporating an Integrated Solution from a Third Party, which is subject to the provisions of Section 4.3 hereof;

(ii)	acquiring and owning, through its venture capital or growth capital activities, a non-controlling interest of up to thirty-five percent (35%) of the equity or debt securities of any legal entity that is engaged in whole or in part in any Exclusive Activity, provided, that the products and/or services of such legal entity that are included within the scope of Exclusive Activities are not sold or marketed by Buyer or its Affiliates;

(iii)	acquiring or owning any debt or equity securities of any legal entity engaged in whole or in part in any Exclusive Activities through any employee benefit or pension plan maintained by Buyer or its Affiliates or solely for purposes of asset or treasury management; or

(iv)	acquiring control of a business or legal entity (an “Acquired Business”) engaged in whole or in part in any Exclusive Activities (a “Competing Business”) where the annual revenues attributable to the Competing Business of the Acquired Business over its previous fiscal year were less than both (A) twenty-five percent (25%) of the total annual revenues of the Acquired Business for such fiscal year, and (B) twenty-five percent (25%) of the total annual revenues of the Issuer and its’ Subsidiaries for such fiscal year(collectively, the “Non-Triggering Acquisition Thresholds”); provided, that the Non-Triggering Acquisition Threshold set forth in clause (B) above shall only apply in the case where the annual revenues attributable to the Competing Business of the Acquired Business over its previous fiscal year were more than $25.0 million; and provided, further, that in each case where revenue is only available for a part of a fiscal year, references to annual revenues in this Section 4.4(b)(iv) and in Section 4.4(b)(v) shall mean the annualized revenues reasonably determined by extrapolation from such partial fiscal year revenues;

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(v)	either (i) acquiring control of an Acquired Business where at the time of such acquisition the annual revenues attributable to the Competing Business of the Acquired Business over its most recent fiscal year (x) equal or exceed either of the Non-Triggering Acquisition Thresholds and (y) are less than forty percent (40%) of the total annual revenues of the Acquired Business for its most recently completed fiscal year,(ii) acquiring control of an Acquired Business where at the time of such acquisition the annual revenues attributable to the Competing Business of the Acquired Business over its most recent fiscal year (x) equal or exceed forty percent (40%) of the total annual revenues of the Acquired Business for its most recently completed fiscal year and (y) are equal to or less than twenty-five million dollars ($25,000,000) for its most recently completed fiscal year, or (iii) continuing to own and control a Competing Business of an Acquired Business at any time after such acquisition when the non-compete restrictions herein apply, once the annual revenues attributable to the Competing Business of the Acquired Business over its most recent fiscal year equal or exceed both twenty-five percent (25%) of the total annual revenues of the Issuer and its’ Subsidiaries for such fiscal year and twenty-five million dollars ($25,000,000) (either such circumstance as described in clauses (i), (ii) or (iii) above, a “Triggering Event”); provided, that, within thirty (30) days following the occurrence of such Triggering Event, Buyer shall, or shall cause its Affiliate to, (A) offer to sell the equity interests or assets comprising the Competing Business to Issuer for a price not greater than the Fair Market Value thereof (appropriately taking into account the assumption of liabilities and Indebtedness of (to the extent not included in determining or calculating the purchase price or valuation for)), the Competing Business (which, in the case of a Triggering Event existing as of the closing of an acquisition of an Acquired Business, shall not exceed that portion of the price paid by Buyer or its Affiliate that was allocable in good faith to the Competing Business) (each, a “Competing Business Offer”) and (B) provide Issuer with such material information regarding the applicable Competing Business, subject to any restrictions of confidentiality or Applicable Law, that Buyer or its Affiliate determines in good faith will permit Issuer to make an informed decision as to whether to accept or reject such Competing Business Offer.

(c)	Buyer or its Affiliate shall provide such additional information regarding the applicable Competing Business, subject to any restrictions of confidentiality or Applicable Law, as may be reasonably requested by Issuer following Issuer’s receipt of the Competing Business Offer that it determines is reasonably necessary to permit Issuer to make an informed decision as to such Competing Business Offer.

(d)	In the event that the Issuer accepts a Competing Business Offer, Buyer and Supplier shall (and shall cause their respective Affiliates to) act in good faith to consummate the acquisition of such Competing Business which is the subject of the Competing Business Offer, including with respect to securing financing, either through equity or debt financing, as necessary;

(e)	Issuer shall have eighteen (18) months from receipt of such Competing Business Offer to enter into a legally binding commitment with Buyer or its Affiliate to acquire the Competing Business which is the subject of the Competing Business Offer. In addition, Issuer shall have up to six (6) months after entering into such legally binding commitment to consummate such acquisition, or such longer period as may be reasonably required to obtain any required regulatory approvals. Failure to meet either of the timelines set forth above notwithstanding the good faith efforts of Buyer, Supplier, and their respective Affiliates to consummate the transaction will be deemed to be a rejection of the Competing Business Offer.

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(f)	In case of rejection of a Competing Business Offer, Buyer or its Affiliate shall be free to continue to own and control the Competing Business.

4.5.	Payment Terms. Unless otherwise provided in a Pricing Notice, all payments for Equipment are due and payable net thirty (30) days following invoice. Payment terms will be mutually agreed in the Purchase Order and may be milestone based such that payments match cost outflow timing and conditions similar to 20%, 30%, 40%, 10% for Order, Delivery, Project Substantial Completion, Project Final Completion. Unless otherwise provided in a Purchase Order, all payments for Services are due and payable net thirty (30) days following invoice based on progress of the Services being performed. Payment(s) shall be by electronic banking method identified on the Purchase Order. Buyer will not make payments to Supplier in cash or bearer instruments, nor to an account other than that specified in the Purchase Order.. Buyer will make no unlawful payments, nor make payments through any trust, intermediate entity or other party. Buyer will not make payment(s) to an individual, employee, or other designee of Supplier.

4.6.	Disputed Payments. If a dispute arises regarding the payments to be made hereunder, Buyer or Supplier, as applicable, shall pay all undisputed amounts, and the Parties shall attempt in good faith to resolve the dispute as promptly as practicable.

4.7.	Late Payments. Any amount owed by a Party hereunder beyond the date that such amount first becomes due and payable under this Agreement shall accrue interest from the date that it first became due and payable until the date that it is paid at the lesser of (a) LIBOR plus four percent (4%) per annum or (b) the maximum rate permitted by Applicable Law.

4.8.	Taxes; Export and Import Duties. Notwithstanding anything herein to the contrary, (i) Supplier shall collect and withhold any and all sales taxes arising in connection with or relating to the supply, sale or Delivery of the Equipment and imposed by any Governmental Authority having jurisdiction over Supplier at the Delivery Point and (ii) Buyer shall be responsible for any and all other Taxes arising in connection with or relating to the supply, sale or Delivery of the Equipment, any and all export duties from the jurisdiction or jurisdictions in which the Equipment is manufactured or from which the Equipment may be shipped and any and all import duties, in each case, arising in connection with or relating to the supply, sale or Delivery of the Equipment. Buyer shall also be responsible for and pay all Taxes in relation to the operation of its business, including in connection with the use of the Equipment. Buyer and Seller shall cooperate to obtain exemption from, or to minimize, any Taxes.

5.	DELIVERY.

5.1.	Delivery Terms; Inspection. Unless otherwise provided in a Pricing Notice, delivery of Equipment comprised of Batteries shall be made FCA (Incoterms 2010) at facility of the supplier thereof and delivery of all other Equipment shall be FCA (Incoterms 2010) Supplier location. Prior to Delivery a representative of Supplier and a representative of Buyer may inspect the Equipment for damage and record such damage, if any.

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5.2.	Guaranteed Delivery Date. Supplier shall use commercially reasonable efforts to Deliver Equipment to the applicable Delivery Point by the applicable guaranteed Delivery date therefore, if any, as set forth in the applicable Purchase Order, subject to extension as provided under this Agreement (as may be extended hereunder, the “Guaranteed Delivery Date”). Any other dates in a Purchase Order for performance by Supplier of any work and any other obligations of Supplier pursuant to such Purchase Order are estimated, and not guaranteed, dates. The failure of Supplier to timely achieve such other Supplier milestones or obligations by the applicable dates set forth in the Purchase Order shall not be a breach under this Agreement. Neither the Purchase Order nor any milestone date contained therein, including the Guaranteed Delivery Date for the Equipment, may be changed unless the same has been modified by a duly executed Change Order. If an unexcused delay originates with Supplier or its Representatives, Supplier shall be solely responsible for expedited delivery and other charges to meet Delivery dates.

5.3.	Delay Liquidated Damages. Except as may be otherwise agreed in a Purchase Order, if Delivery of the Equipment has not occurred by the Guaranteed Delivery Date for reasons that are not excused hereunder, and Buyer can prove that as a direct result thereof it must pay delay liquidated damages to its Customer, Supplier shall reimburse Buyer for such delay liquidated damages (such reimbursement not to exceed an amount equal to 0.5% of the price set forth in the Purchase Order allocable to the delayed Equipment for every completed week of delay) for each completed week after the Guaranteed Delivery Date that Buyer pays such liquidated damages to its Customer as a result of Supplier’s delay, provided, however, that the amount of delay liquidated damages payable by Supplier shall be reduced by any amounts received by Buyer under any delay in startup insurance policies providing coverage for any such losses or damages. Payment of the delay liquidated damages shall be the sole and exclusive remedy of Buyer for delay and under no circumstances shall the total aggregate liability of Supplier exceed five percent (5%) of the price set forth in the applicable Purchase Order.

5.4.	Buyer Caused Delay. If Buyer fails to perform any obligations under a Purchase Order or otherwise causes a delay in the performance by Supplier of its obligations under a Purchase Order, and such failure or delay results in an increase in Supplier’s costs and/or impacts Supplier’s ability to meet any Supplier milestone in accordance with the schedule contemplated by the applicable Purchase Order, Supplier shall be entitled to a Change Order increasing the price payable under the applicable Purchase Order and extending the date for completion of any Supplier milestones commensurate with such delay and added cost, including overtime charges for labor and equipment.

6.	TITLE, RISK OF LOSS AND CARE, CUSTODY AND CONTROL.

6.1.	Transfer of Title and Risk of Loss. Title, care, custody, control and risk of loss of any portion of the Equipment shall pass to Buyer upon Delivery of the Equipment to the Delivery Point. Notwithstanding the foregoing, in no event will title to the Licensed Technology or any other Intellectual Property used in the Equipment or otherwise provided to Buyer, including any Software, transfer to Buyer.

6.2.

Warranty of Title. Supplier warrants to Buyer that, when title to the Equipment or any portion thereof is transferred to Buyer in accordance herewith, Buyer shall have good title to the Equipment or such portion thereof free and clear of all Liens, other than any such Liens which may arise in connection with Buyer’s failure to make payments as they become due under this Agreement. In the event of any nonconformity with the foregoing, Supplier, at its own expense, upon written notice of such failure, shall indemnify Buyer from the consequences of such nonconformity and defend the title to such Equipment, and Supplier shall either promptly replace such Equipment or any affected portion thereof or remedy the title defect.

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7.	INSPECTION AND QUALITY CONTROL.

7.1.	Inspection Rights. Supplier shall permit Buyer, its Representatives and/or customer(s), at Buyer’s expense, to inspect Equipment/Services during manufacture at Supplier’s facilities or during performance and shall use commercially reasonable efforts to facilitate similar inspections at the manufacturing facilities of third party suppliers. Buyer shall provide Supplier with written notice of its intent to make any such inspection not less than ten (10) Business Days prior to the proposed inspection date. Buyer’s inspections/tests will not unduly interfere with Supplier’s business or the business of its third party suppliers.

7.2.	Quality Control. Supplier shall maintain quality control with respect to the Equipment and Services as mutually agreed upon by the Parties and provide Buyer with quality assurance documentation, manuals or certifications.

8.	WARRANTIES.

8.1.	Equipment Warranty. Supplier warrants to Buyer that (i) the Equipment as Delivered shall be new at the time of Delivery and shall have been manufactured using new components and (ii) during the Equipment Warranty Period the Equipment shall be free of any Defects (the “Equipment Warranty”). As used herein, the “Equipment Warranty Period” means the period of time commencing on the earlier to occur of (i) the date that the Equipment is placed into service as evidenced by the operation thereof for commercial purposes and (ii) the day that is sixty (60) days after the date of Delivery of the Equipment and continuing to and ending on the first (1st) anniversary of such date. Notwithstanding the foregoing, (i) the Parties may agree in any particular Purchase Order to address defect warranties with respect to Batteries separately and (ii) any performance guarantees with respect to Batteries shall be solely as set forth in the applicable Purchase Order.

8.2.	Services Warranty. Supplier warrants to Buyer that any Services shall at the time of performance thereof and during the Services Warranty Period be (i) performed in a good and workmanlike manner and free of any fault, defect or deficiency that would preclude or impair the ability of such Services to fulfill the purposes set forth in the applicable Purchase Order therefor in all material respects, (ii) consistent with a level of care, skill and judgment which conforms with Prudent Industry Practices, and (iii) in compliance with the requirements of this Agreement and the applicable Purchase Order (the “Services Warranty”). As used herein, the “Services Warranty Period” means the period of time commencing on the date of performance of the applicable Service and continuing to and ending on the first (1st) anniversary of such date.

8.3.	Notification Requirements. Buyer shall promptly (but in any event within ten (10) Business Days after obtaining notice or knowledge thereof) notify Supplier of any failure of the Equipment to satisfy the Equipment Warranty or any failure of the Services to satisfy the Services Warranty, in each case by delivering written notice to Supplier of a warranty claim. The written notice of warranty claim shall, to the extent reasonably practicable, identify the applicable failure and the circumstances or conditions observed by Buyer that indicates the presence of such failure.

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8.4.	Corrective Action. If, at any time prior to the expiration of the Equipment Warranty Period, either Party discovers any Defect, Supplier agrees that it shall Deliver a replacement for the applicable Defective part, without cost or expense to Buyer. When a Defective part has been Delivered to Buyer, such replaced part shall be covered by the Equipment Warranty until the later of (a) twelve (12) months from the time such replacement part was Delivered to Buyer, and (b) the end of the Equipment Warranty Period. All replacement parts shall be of good and workmanlike quality and shall be new or newly refurbished. If, at any time prior to the expiration of the Services Warranty Period, either Party discovers any failure of the Services to satisfy the Services Warranty, Supplier agrees that it shall, in its sole discretion, either correctly re-perform or otherwise correct the defective Services, without cost or expense to Buyer. When a defective Service has been remedied, such remedied Service shall be covered by the Services Warranty until the later of (a) twelve (12) months from the time such remedy was completed, and (b) the end of the Services Warranty Period.

8.5.	Warranty Exclusions. The Equipment Warranty and the Services Warranty shall not apply if (a) the applicable Defect or failure is attributable to Buyer’s failure to operate, repair or maintain the Equipment in material compliance with the procedures set forth in any Supplier Documents furnished to Buyer, which procedures are identified therein as necessary to maintain the effectiveness of the warranties or (b) the applicable Defect or failure is attributable to Buyer’s or Buyer’s contractor’s misuse or abuse of the Equipment (c) if the Equipment has been used in a manner contrary to Supplier's instructions set forth in the Supplier Documents that are identified therein as necessary to maintain the effectiveness of the warranties; (d) the applicable Defect or failure is attributable to any materials or equipment provided by Buyer; or (e) if the Equipment has failed as a result of ordinary wear and tear.

8.6.	NO IMPLIED WARRANTIES. THE WARRANTIES OF SUPPLIER SET FORTH IN THIS AGREEMENT ARE SUPPLIER'S SOLE AND EXCLUSIVE WARRANTIES AND ARE MADE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE. THE REMEDIES SET FORTH HEREIN WITH RESPECT TO SUCH WARRANTIES ARE BUYER'S SOLE AND EXCLUSIVE REMEDIES, AND SUPPLIER'S SOLE AND EXCLUSIVE LIABILITY, FOR ANY BREACH OF SUCH WARRANTIES. OTHER THAN THE WARRANTIES OF SUPPLIER SET FORTH IN THIS AGREEMENT, SUPPLIER HEREBY DISCLAIMS, AND BUYER HEREBY WAIVES, ALL OTHER EXPRESS WARRANTIES AND ALL OTHER WARRANTIES, CONDITIONS, DUTIES AND OBLIGATIONS, STATUTORY OR OTHERWISE, IMPLIED IN LAW, INCLUDING THOSE OF PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, CUSTOM, USAGE, OR OTHERWISE. THERE ARE NO OTHER WARRANTIES, CONDITIONS, AGREEMENTS, ORAL OR WRITTEN, STATUTORY OR OTHERWISE, OR UNDERSTANDINGS, WHETHER OR NOT IN A CONTEMPORANEOUSLY EXECUTED OR DATED AGREEMENT OR SPECIFICATION, THAT EXTEND BEYOND THOSE SET FORTH HEREIN AND NO OTHER WARRANTIES, CONDITIONS, AGREEMENTS, ORAL OR WRITTEN, STATUTORY OR OTHERWISE, WHICH MIGHT HAVE BEEN GIVEN BY AN EMPLOYEE, AGENT OR REPRESENTATIVE OF SUPPLIER OR ITS AFFILIATES ARE AUTHORIZED BY SUPPLIER.

8.7.	Reserved Rights. Without limiting Supplier’s obligations hereunder to remedy Defects, Supplier reserves the right (i) to make changes and improvements in its equipment and products without incurring any obligation to make such changes and improvements to any Equipment previously sold under a Purchase Order pursuant to this Agreement; and (ii) to change the terms of the warranty it provides to other Persons in the future without incurring any right or obligation to make the revised terms applicable to any Equipment previously sold under a Purchase Order pursuant to this Agreement. The provisions of this Section 8.7 shall survive the termination or expiration of this Agreement.

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8.8.	Access to Buyer Data. Real time access on a 24/7 basis to all Buyer Data shall be determined on a case by case basis and set forth in the applicable Purchase Order.

9.	BUYER FURNISHED PROPERTY.

The term “Buyer Furnished Property” shall mean all tools, patterns, equipment, materials or other property which is either supplied by, or purchased by or on behalf of, Buyer or its Representatives to Supplier to perform the Services or furnish the Equipment. Title to Buyer Furnished Property shall remain with Buyer and risk of loss shall be with the Party who has possession. For Buyer Furnished Property in Supplier’s possession, custody or control, Supplier shall insure against loss and damage in an amount equal to full replacement cost. Buyer Furnished Property shall carry no guarantee or warranty, express or implied. Supplier shall not use Buyer Furnished Property on any work other than the Equipment/Services. Supplier shall clearly mark Buyer Furnished Property to show Buyer's ownership and prevent a lien, encumbrance or challenge to Buyer's title thereto. Supplier shall, at its own expense, maintain and repair Buyer Furnished Property returning it to Buyer in the condition in which received, reasonable wear and tear excepted. Upon expiration or termination of the Purchase Order, Supplier shall dispose of Buyer Furnished Property as Buyer directs in writing. Buyer reserves the right to abandon Buyer Furnished Property at no additional cost to Buyer. The applicable Purchase Order pursuant to which Buyer Furnished Property was furnished to Seller shall remain in effect so long as Supplier possesses Buyer Furnished Property.

10.	PACKAGING.

Except where the Purchase Order includes alternative requirements, Supplier shall be responsible for packaging Equipment, and the clear and conspicuous marking of Equipment and packaging, in accordance with Applicable Law, industry standards and in a manner sufficient to permit efficient handling, to provide adequate protection and comply with requirements of carrier and Applicable Law. Packing slips identifying the Purchase Order number, and part number must accompany each shipment. The exterior of each shipping container or package will be clearly marked with Buyer’s Purchase Order number and country of origin, which shall also be marked on Equipment, in a clear, conspicuous and permanent manner. Supplier shall provide all necessary shipping documents, including, but not limited to, customs invoices and packing lists in accordance with Buyer’s requirements and Applicable Law. Damages and costs incurred by Buyer, its Representative or customer resulting from Supplier or its Representative’s failure to comply with this Article 10 shall be paid by Supplier. If Supplier imports wood packaging materials, in accordance with 7 CFR 319.40, Supplier warrants that such wood packaging material is treated and marked under an official program developed and overseen by the National Plant Protection Organization in the country of export.

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11.	FORCE MAJEURE.

11.1.	Effect of Force Majeure. A Party shall not be considered to be in breach or default of this Agreement or any Purchase Order hereunder if and to the extent that its failure or delay in performance or its efforts to cure are prevented by Force Majeure.

11.2.	Procedures. If either Party, as a result of the occurrence of a Force Majeure, is rendered wholly or partially unable to perform its obligations under this Agreement or any Purchase Order, such Party shall comply with the following:

(a)	the affected Party shall promptly notify the other Party hereto in writing, and in any event within five (5) Business Days after the affected Party becomes aware of the occurrence of such Force Majeure event, describing in such notice the particulars of the occurrence;

(b)	the affected Party shall give the other Party written notice estimating the event’s expected duration and probable impact on the performance of such Party’s obligations under this Agreement, and such affected Party shall continue to furnish timely regular reports with respect thereto during the continuation of the event;

(c)	the suspension of performance shall be of no greater scope and of no longer duration than is reasonably required by the event;

(d)	no liability of either Party which arose before the occurrence of the event causing the suspension of performance shall be excused as a result of the occurrence;

(e)	the affected Party shall exercise all reasonable efforts to mitigate or limit damages to the other Party, promptly taking appropriate and sufficient corrective action, including the expenditure of all reasonable sums of money;

(f)	the affected Party shall use all reasonable efforts to continue to perform its obligations under this Agreement and to correct or cure the event excusing performance; and

(g)	when the affected Party is able to resume performance of the affected obligations under this Agreement, the affected Party shall promptly resume performance and give the other Party written notice to that effect.

11.3.	Termination for Extended Force Majeure. If Supplier experiences a Force Majeure Event completely preventing Supplier’s performance for more than forty-five (45) consecutive days, Buyer shall have the right to terminate the applicable Purchase Order and shall be entitled to a refund of all monies advanced to Supplier.

12.	CHANGE ORDERS.

12.1.	Change Order. A “Change Order” is a written instrument signed by the Parties and stating their mutual agreement upon a change in the obligations of the Parties under this Agreement or any Purchase Order, including if applicable the amount of the adjustment in the purchase price and the extent of any adjustment to the Delivery schedule, including the Guaranteed Delivery Date.

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12.2.	Change Order Process. In addition to circumstances set forth herein where the Parties are entitled to a Change Order, either Party may request changes in the obligations of the Parties under this Agreement within the scope of this Agreement consisting of additions, deletions, or other revisions to such obligations. If either Buyer or Supplier wishes to change such obligations, it shall submit a change request to the other Party in writing. If the requested change relates to a change to the Equipment supply obligations or results from a condition in which Supplier is entitled to a Change Order under this Agreement, then, within fifteen (15) Business Days following receipt or delivery, as applicable, of the requested change, Supplier shall submit a proposal to Buyer stating (i) the increase or decrease, if any, in the purchase price and changes to the Delivery schedule and/or the Guaranteed Delivery Date, if any, that would result from such change (collectively, the “Change Order Information”). If the proposed change relates to any other matter, the requesting Party, at the time the request for the change is made, shall provide the proposed Change Order Information. Within five (5) Business Days following receipt of the Change Order Information, the Parties shall meet and, acting reasonably, negotiate in good faith a mutually acceptable Change Order in accordance with the principles set forth herein. Following agreement on the terms and conditions of the Change Order, the Parties shall execute the same. If the Parties do not agree upon the terms and conditions of the Change Order, and the proposed change relates to circumstances in which a Party is entitled to a Change Order under this Agreement, then either Party may submit the matter to dispute resolution pursuant to Article 24.

12.3.	Change Order Restrictions. Notwithstanding anything herein to the contrary, Buyer shall not be entitled reduce the scope of the Equipment supply obligations under any Purchase Order.

12.4.	No Change. Supplier shall not be obligated to proceed with any change in the Equipment supply obligations requested by Buyer unless and until a Change Order is executed by the Parties in relation to such change. Further, Supplier shall not be required to implement a requested change in the Equipment supply obligations by Buyer if Supplier reasonably believes the implementation of such change would impair Supplier’s ability to comply with any of the warranties or the covenants set forth in this Agreement or the applicable Purchase Order.

13.	INTELLECTUAL PROPERTY.

13.1.	Grant of License. Upon transfer of title with respect to any Equipment purchased hereunder and upon providing parts under the Equipment Warranty hereunder, Supplier hereby grants to Buyer a non-exclusive, transferable, fully paid-up with no further royalty obligation, worldwide, license in and to, all Intellectual Property owned or licensed by Supplier which are necessary for the use and enjoyment by Buyer of Equipment hereunder (the “License”) to import into the Territory and use the Licensed Technology (including any Intellectual Property in the Licensed Technology) within the Territory, and solely in accordance with the terms of this Agreement. Such license includes a perpetual license to use software provided for the operation of the Equipment, including but not limited to all modifications or additions to software upon payment of commercially reasonable service charges to be negotiated, as well as all related documentation and technical information. With respect to any Confidential Information contained within the Licensed Technology, Buyer may disclose such Confidential Information to third party contractors who have a need to know such parts of the Licensed Technology solely for Buyer’s use and operation of the Equipment and in accordance with the terms of this Agreement; provided that such third parties shall first execute a confidentiality agreement consistent with this Agreement containing restrictions on disclosure and use at least as restrictive as those in Article 17 (and such third party contractors shall not be permitted to disclose the Licensed Technology to any other third party). The Licensed Technology is Confidential Information of Supplier as defined in Section 17.1 even if not marked as “confidential,” “proprietary” or with other such similar language, except where an exception in Section 17.3 applies.

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13.2.	No Copies. Except as otherwise permitted by this Agreement, Buyer shall not make any copies of the Licensed Technology without first obtaining express written permission from Supplier. Notwithstanding the foregoing, Buyer may make such number of copies of (i) the documentation and manuals for the Equipment or other Intellectual Property licensed hereunder that is not embedded in the Equipment as are required for Buyer’s normal use and operation hereunder (including such copies as may be included in or attached to electronic mail messages by Buyer for delivery to Persons who are otherwise permitted recipients of Supplier’s Confidential Information hereunder) and (ii) the Licensed Technology as are reasonably required for back-up, disaster recovery and archival purposes.

13.3.	Proprietary Notices. Buyer shall not remove or alter, or permit to be removed or altered, any proprietary notices that appear on or with the Licensed Technology. Buyer shall include on and with the Licensed Technology a written notice stating: “Confidential and Proprietary Information of Supplier. Access and Use Restricted by License.” or such other or additional notice as Supplier reasonably may prescribe.

13.4.	Security. Buyer shall take all reasonable steps to ensure that no unauthorized persons have access to the Licensed Technology, and to ensure that no persons authorized to have such access shall take any action which would be in violation of this Agreement. Such steps shall include, but shall not be limited to, imposing password restrictions on use of the Licensed Technology securing Buyer’s network on which such Licensed Technology resides from outside intrusion, preventing the making of unauthorized copies of the Licensed Technology and administering and monitoring use of the Licensed Technology.

13.5.	No Reverse Engineering. The Licensed Technology includes trade secrets of Supplier or its Affiliates. In order to protect the Licensed Technology, Buyer shall not modify, translate, decompile, reverse engineer, decrypt, extract or disassemble the Licensed Technology or otherwise reduce or attempt to reduce any Software in the Licensed Technology to source code form. Buyer shall ensure, both during and (if Buyer still has possession of the Licensed Technology) after the performance of this Agreement, that (a) Persons who are not bound by a confidentiality agreement consistent with this Agreement shall not have access to the Licensed Technology and (b) Persons who are so bound are put on written notice that the Licensed Technology contains trade secrets, owned by and proprietary to Supplier or its Affiliates.

13.6.	Open Source Software. Buyer shall not sell, sublicense, or otherwise make available the Licensed Technology or any part thereof as Open Source Software, nor combine the Licensed Technology with any Open Source Software in a manner that could require the release, disclosure or distribution of the Licensed Technology, or otherwise infect the Licensed Technology so as to impose any obligation on Supplier or diminish any rights Supplier may have therein.

13.7.	Reporting. Buyer shall promptly report to Supplier any actual or suspected violation of this Article 13, and shall take such further steps as may reasonably be requested by Supplier to prevent or remedy any such violation.

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13.8.	Relief. Because unauthorized use or transfer of the Licensed Technology is likely to diminish substantially the value of such Licensed Technology and irreparably harm Supplier and will not be susceptible of cure by the payment of monetary damages, if Buyer breaches the provisions of this Article 13, Supplier shall be entitled to injunctive and/or other equitable relief, in addition to other remedies afforded by law, to prevent or restrain such breach.

13.9.	Improvements.

(a)	By Supplier. Any improvement hereafter made by or for Supplier or any of its Affiliates in the Licensed Technology that is approved and adopted by Supplier for use by Buyer under this Agreement shall be included in the Licensed Technology for purposes of the License. The Parties agree that Supplier may decide in its sole discretion which improvements it shall approve and adopt for purposes of Buyer’s use under the License; provided, however, that if Supplier makes improvements available to buyers similarly situated to Buyer in terms of project scope and fees paid, Supplier also shall make such improvements available to Buyer on terms at least as favorable to Buyer as the terms generally provided to such similarly situated buyers.

(b)	By Buyer. Buyer may not modify the Licensed Technology except as expressly permitted in this Section 13.9(b). Buyer may suggest modifications in the Licensed Technology to Supplier. Any modification in the Licensed Technology suggested by Buyer must first be approved by Supplier in its sole discretion in writing before it is used by Buyer hereunder. If Buyer develops any material modification or improvement in the Licensed Technology (whether permitted or not), it shall promptly disclose it to Supplier in writing. If and only if, and to the extent, Applicable Law mandates that Buyer own any modifications to or improvements in the Licensed Technology, in whole or in part, and notwithstanding the terms of this Agreement, Buyer hereby grants to Supplier and its Affiliates a non-exclusive, perpetual, worldwide, royalty-free license to make, have made, import, offer for sale, sell, copy, make derivative works, use and sublicense others to use these modifications or improvements.

13.10.	Ownership.

(a)	Supplier. As between the Parties, Supplier or its Affiliates shall own the Licensed Technology, including any modifications, discoveries, derivative works and improvements derived from or based on it, whether developed by Supplier, by Buyer, or by the Parties jointly, all Intellectual Property therein and any Intellectual Property developed during, or arising out of, the performance of Supplier’s obligations under this Agreement, to the extent permitted by Applicable Law. Buyer acquires only certain rights to use the Licensed Technology under the License, strictly in compliance with the terms of this Agreement, and does not acquire any ownership rights or title to it.

(b)	Buyer. As between the Parties, Buyer or its Affiliates shall own (1) any Intellectual Property developed or acquired by Buyer prior to or independently of this Agreement, (2) all data generated or collected by the Equipment or Buyer or its customer during the commercial use of the Equipment (the “Buyer Data”), and (3) all Intellectual Property therein, excluding in each case any of the Licensed Technology incorporated therein or any Intellectual Property in any combination of the Licensed Technology and Buyer Data.

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(c)	Cooperation. Buyer shall reasonably cooperate with Supplier to assist in perfecting Supplier’s ownership in any Intellectual Property in modifications, discoveries, derivative works and improvements to Licensed Technology developed by Supplier or by the Parties jointly, including by executing declarations, oaths, assignments or other formalities documents as needed.

13.11.	Enforcement. Each Party shall notify the other promptly in writing of any suspected infringement by a third party of the Licensed Technology or any of the Intellectual Property therein. Supplier shall have the exclusive right to enforce and defend the rights appurtenant to the Licensed Technology or the Intellectual Property therein in Supplier’s sole discretion and shall have the sole right of control of any such enforcement action or proceeding it elects to initiate (an “Enforcement Action”), at Supplier’s sole cost and expense. Supplier shall keep Buyer timely and reasonably informed as to significant events during the course of all such Enforcement Actions as would reasonably be expected to affect Buyer’s use of the Licensed Technology whether conducted for Supplier’s or Buyer’s account. Buyer shall provide on Supplier’s written request reasonable assistance in preparing and advancing Supplier’s case, in consideration of which Supplier shall reimburse Buyer’s reasonable out-of-pocket costs incurred in doing so (including reasonable attorneys’ fees). Supplier may retain any monetary damages or other compensation or recovery awarded to it in any Enforcement Action under this Section 13.11. Notwithstanding the foregoing, Buyer may participate and be represented in any Enforcement Action by its own counsel at its own expense, to the extent such participation and representation does not materially interfere with Supplier’s right to control such Enforcement Action. Supplier shall not settle any such Enforcement Action in a manner materially and adversely affecting Buyer’s rights in this Agreement, or in a manner including an admission of wrongdoing by Buyer, without obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer has no right to enforce Supplier’s Intellectual Property in the Licensed Technology against any third parties.

13.12.	Duration and Transfers. Subject to termination in accordance with this Agreement, the License (i) shall continue for so long as Buyer or any successor retains ownership of the Equipment and continues operating the same (ii) shall terminate automatically if and when the Equipment is permanently removed from service (subject to earlier termination in accordance herewith) and (iii) shall transfer as part of an assignment that is permitted under Section 25.5. If Buyer sells or transfers the Equipment, or any portion thereof, apart from an Assignment of this Agreement, the License will terminate as to Buyer with respect to the Equipment, or any portion thereof sold or transferred and Buyer must, as a condition thereof, notify Supplier in writing and assign to the transferee thereof the License with respect to the Equipment, or any portion thereof sold or transferred, and procure from the transferee an assumption of such License, on substantially the same terms as set forth in this Article 13 and in form subject to Supplier’s prior reasonable approval, to the extent the License is applicable to the assets being sold or transferred. The License may not be assigned, transferred or sublicensed except as expressly permitted in this Section 13.12. Buyer shall be responsible for, and indemnify, defend and hold harmless Supplier, Supplier’s Parent, Supplier’s Affiliates, and their respective officers, directors, members, agents and employees from and against any damage, injury or loss resulting from the failure of Buyer to comply with the terms of this Article 13. Supplier may terminate the License, except with respect to any Licensed Technology that is integrated in any Equipment as to which title has transferred to Buyer hereunder, on written notice to Buyer if Buyer (a) fails to cure any material breach of an obligation in this Article 13 which is capable of being cured within thirty (30) days after Supplier’s written notice specifying the breach, or (b) on more than two (2) occasions in any five (5) year period, Buyer is found, through resolution of a Dispute, whether by settlement or otherwise, to have materially breached the terms and conditions of this Article 13 in substantially the same manner.

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13.13.	Government End Users. The Software portion of the Licensed Technology is a “commercial item” as that term is defined at 48 CFR 2.101, and includes “commercial computer software” and “commercial computer software documentation” as such terms are used in 48 CFR 12.212 and in the event the Licensed Technology is provided to the US Government, such Licensed Technology shall be provided to the US Government only as a commercial end item. Consistent with 48 CFR 12.212, civilian US Government end users acquire the Software and documentation with only those license rights set forth herein as restricted by 48 CFR 12.212(a)(1) and (a)(2); Department of Defense end users acquire the Software and documentation with only those license rights set forth herein as restricted by 48 CFR 227.7202-1 through 227.7202-4.

13.14.	Reservation of Rights. Supplier reserves all rights in the Licensed Technology not expressly granted to Buyer in this Agreement. No right or license is granted (expressly or by implication or estoppel) by Supplier to Buyer or its Affiliates under any tangible, Intellectual Property, or other proprietary right.

14.	DEFAULTS AND REMEDIES.

14.1.	Supplier Defaults. The occurrence of any one or more of the following events shall constitute an event of default by Supplier hereunder (a “Supplier Event of Default”):

(a)	Supplier fails to pay to Buyer any payment required under this Agreement (which is not subject to a good faith dispute) when due, and such failure continues for ten (10) Business Days after receipt of written notice of such failure;

(b)	Supplier voluntarily commences bankruptcy, insolvency, reorganization, stay, moratorium or similar debtor-relief proceedings, or shall have become insolvent or generally does not pay its debts as they become due, or admits in writing its inability to pay its debts, or makes an assignment for the benefit of creditors;

(c)	Insolvency, receivership, reorganization, bankruptcy, or similar proceedings shall have been commenced against Supplier and such proceedings remain undismissed or unstayed for a period of ninety (90) days;

(d)	Supplier fails to deliver Equipment by the date upon which Supplier exhausts its liability for liquidated damages for delayed deliveries under Section 5.3; or

(e)	Except as otherwise expressly provided for in this Section 14.1, Supplier is in material breach of its obligations under this Agreement and such material breach continues uncured for sixty (60) days after receipt of written notice from Buyer.

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14.2.	Buyer Defaults. The occurrence of any one or more of the following events shall constitute an event of default by Buyer hereunder (a “Buyer Event of Default”):

(a)	Buyer fails to pay to Supplier any payment required under this Agreement (which is not subject to a good faith dispute) when due, and such failure continues for ten (10) Business Days after receipt of written notice of such failure;

(b)	Buyer voluntarily commences bankruptcy, insolvency, reorganization, stay, moratorium or similar debtor-relief proceedings, or shall have become insolvent or generally does not pay its debts as they become due, or admits in writing its inability to pay its debts, or makes an assignment for the benefit of creditors;

(c)	Insolvency, receivership, reorganization, bankruptcy, or a similar proceeding shall have been commenced against Buyer and such proceeding remains undismissed or unstayed for a period of ninety (90) days;

(d)	Any Assignment by Buyer not in conformity with Section 25.5; or

(e)	Except as otherwise expressly provided for in this Section 14.2, Buyer is in material breach of its obligations under this Agreement and such material breach continues uncured for sixty (60) days after receipt of written notice from Supplier.

14.3.	Remedies. Upon the occurrence of a Supplier Event of Default, Buyer may, by written notice to Supplier, terminate the outstanding Purchase Order(s) under which the Supplier Event of Default has arisen and/or shall be entitled to such rights and remedies as may be available at law or in equity. Upon the occurrence of a Buyer Event of Default, Supplier may, by written notice to Buyer, terminate the outstanding Purchase Order(s) under which the Buyer Event of Default has arisen and/or shall be entitled to such rights and remedies as may be available at law or in equity. Any rights and remedies available under Applicable Law upon termination of this Agreement pursuant to this Section 14.3 shall be limited in all respects by the limitations of liability set forth in Article 16. For sake of clarity, in the event that there are more than one Buyer under this Agreement, (i) a Buyer Event of Default by one such Buyer shall not constitute a Buyer Event of Default by any other Buyer and any remedies available to Supplier shall be exercisable only as against the defaulting Buyer and as regards the non-defaulting Buyer(s) this Agreement and any related Purchase Orders shall continue in full force and effect, and (ii) a Supplier Event of Default with respect to any particular Purchase Order shall only count as a Supplier Event of Default for the applicable Purchase Order and as regards any other Purchase Orders and any other Buyer(s), this Agreement and any related Purchase Orders shall continue in full force and effect.

15.	INDEMNIFICATION.

15.1.	General. Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party, its Affiliates, and their Representatives and assigns (the “Indemnified Party”) from and against all claims, suits, causes of action, losses, liabilities, liens, damages, assessments, costs, expenses, demands, complaints or actions including but not limited to reasonable attorneys’ fees and court costs (collectively, “Claims”) of third parties concerning: (i) death, personal injury, or property damage of third parties, (ii) nonpayment of wages, benefits, fees, amounts owed, and/or any taxes (including penalties and interest) associated therewith arising from the Indemnifying Party’s Representatives, suppliers, contractors, and/or materialmen which may include liens or encumbrances on the Equipment/Services or the premises on which located and (iii) violations by the Indemnifying Party or any Person for whom the Indemnifying Party is responsible of Applicable Law; in each case to the extent arising or resulting from the Indemnifying Party’s or its Representative’s negligence, willful misconduct, or breach of this Agreement. For sake of clarity, if both Parties are negligent or otherwise at fault or strictly liable without fault, then the obligations of indemnification under this Section 15.1 shall continue, but the Indemnifying Party shall indemnify the Indemnified Party only for the percentage of responsibility for the damage or injuries attributable to the Indemnifying Party.

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15.2.	Infringement Indemnification by Supplier.

(a)	Indemnity. If an action is brought or threatened against Buyer claiming that Buyer’s use, as permitted herein, of the Licensed Technology within the Territory infringes any Intellectual Property arising or existing under Applicable Law, Supplier shall defend, indemnify and hold harmless Buyer, its Affiliates, and their Representatives and assigns at Supplier’s expense from and against any and all Infringement Claim Costs of Buyer to the extent arising from such action or claim.

(b)	Corrective Actions. If Buyer’s permitted use of the Licensed Technology within the Territory is materially impaired or if Supplier’s performance of the Equipment supply obligations under this Agreement or any other obligation is materially impaired by reason of such third party claim, Supplier shall use commercially reasonable efforts, at its expense, to continue its performance of the Equipment supply obligations under this Agreement or the other affected obligations, including at its own election and expense (i) to substitute an equivalent non-infringing item or process for the allegedly infringing item or process, (ii) to modify the allegedly infringing item or process so that it no longer infringes but remains functionally equivalent or better or (iii) to obtain for Buyer the right to continue using such item or process. Supplier shall, prior to proceeding with any of the foregoing actions, consult with Buyer as to the proposed action and consider in good faith any reasonable request of Buyer in respect thereof. Nothing herein constitutes a guarantee by Supplier that such efforts will succeed in avoiding the infringement claim or that Supplier will be able to replace the infringing item or process with an item or process of comparable functionality or effectiveness. If Supplier reasonably believes that an injunction against use of the Licensed Technology in the Territory may be granted against Buyer, either imminently or with the passage of time, Supplier may at its expense, and upon reasonable prior written notice to Buyer, take any of the foregoing actions in order to minimize its liability.

(c)	Exclusions. This Section 15.2 does not apply to, and Supplier assumes no liability with respect to, claims for patent infringement or copyright infringement or improper use of other proprietary rights (including any license or Intellectual Property, whether by way of copyright or otherwise) to the extent that such claims relate, in whole or in part, to (i) Buyer’s modification or alteration of the Licensed Technology (except to the extent permitted by this Agreement) or the Equipment, in either case made without Supplier’s written consent or contrary to Supplier’s instructions, (ii) the combination of the Licensed Technology with other Software, products, materials, equipment, parts or apparatus and not approved in writing by Supplier or (iii) a failure to promptly install an update required by Supplier.

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(d)	Entire Liability. THE FOREGOING PROVISIONS OF THIS SECTION 15.2 STATE THE ENTIRE LIABILITY AND OBLIGATION OF SUPPLIER AND ITS AFFILIATES

AND THE EXCLUSIVE REMEDY OF BUYER, WITH RESPECT TO ANY ACTUAL OR ALLEGED INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS OR OTHER INTELLECTUAL PROPERTY BY THE EQUIPMENT OR THE LICENSED TECHNOLOGY OR ANY PART THEREOF, EXCEPT TO THE EXTENT THAT SUCH LIABILITY CANNOT BE EXCLUDED IN ACCORDANCE WITH MANDATORY LEGAL REQUIREMENTS.

(e)	Notifications. Buyer shall promptly notify Supplier in writing following receipt of written notice of any claims alleging infringement of patents or other proprietary rights (including Intellectual Property) in connection with Buyer’s permitted use of the Licensed Technology or Supplier’s performance of the Equipment supply obligations under this Agreement or Equipment Warranty obligations, and shall provide Supplier with all information in its possession relevant to such claim. In turn, Supplier shall notify Buyer as soon as practical in writing of any claims which Supplier may receive alleging infringement of patents or other proprietary rights which may affect Supplier’s performance of the Equipment supply obligations under this Agreement or Equipment Warranty obligations under this Agreement or Buyer’s right to own, operate and maintain the Equipment.

15.3.	Infringement Indemnification by Buyer.

(a)	Indemnity. If an action is brought or threatened against Supplier claiming that any condition or event described in Section 15.2(c) results in an infringement upon any Intellectual Property within the Territory arising or existing under Applicable Law, Buyer shall defend, indemnify and hold harmless the Supplier Indemnified Parties at Buyer’s expense from and against any and all Infringement Claim Costs of Supplier to the extent arising from such action or claim.

(b)	Corrective Actions. If performance of Supplier’s obligations hereunder is enjoined by reason of a claim subject to Section 15.3(a), Buyer shall use commercially reasonable efforts, at its option and expense, at its own election (i) to substitute an equivalent non-infringing item or process for the allegedly infringing item or process, (ii) to modify the allegedly infringing item or process so that it no longer infringes but remains functionally equivalent, or (iii) to obtain for Supplier the right to continue using such item or process. Nothing herein constitutes a guarantee by Buyer that such efforts will succeed in avoiding the infringement claim or that Buyer will be able to replace the infringing item or process with an item or process of comparable functionality or effectiveness.

(c)	Exclusions. This Section 15.3 does not apply to, and Buyer assumes no liability with respect to, claims for patent infringement or copyright infringement or improper use of other proprietary rights (including any license or Intellectual Property, whether by way of copyright or otherwise), to the extent that such claims relate, in whole or in part, to (i) a modification to the Licensed Technology or the Equipment requested by Buyer but executed by Supplier or with Supplier’s supervision and control or (ii) the combination of the Licensed Technology with other products, materials, equipment, parts or apparatus approved in writing by Supplier.

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15.4.	Indemnification Procedures.

(a)	If an Indemnified Party receives written notice of a Claim, the Indemnified Party shall give prompt written notice to the Indemnifying Party, including a reasonably detailed description of the facts and circumstances relating to such Claim, a complete copy of all notices, pleadings and other papers related thereto, and a description in reasonable detail of the basis for the potential claim for indemnification with respect thereto. The Indemnified Party’s delay or deficiency in notifying Supplier shall not relieve Supplier of liability or obligation except to the extent (and only to the extent) such delay materially impacts the defense of the Claim.

(b)	The Indemnifying Party shall be entitled to assume the defense and to represent the interests of the Indemnified Party, which shall include the right to select and direct legal counsel and other consultants (all of whom shall be reasonably acceptable to the Indemnified Party), appear in proceedings on behalf of the Indemnified Party and to propose, accept or reject offers of settlement, subject to Section 15.4(c) below, all at its sole cost. Nothing herein shall prevent an Indemnified Party from retaining its own legal counsel and other consultants or participating in its own defense at its own cost and expense. Notwithstanding the foregoing, if (i) the claim is primarily for non-monetary damages against the Indemnified Party, or primarily for an injunction or other equitable relief that, if granted, would reasonably be expected to be material to the Indemnified Party, (ii) there is a material actual or potential conflict of interest that makes representation of the Indemnifying Party and the Indemnified Party by the same counsel or the counsel selected by the Indemnifying Party inappropriate, or (iii) the claim is a criminal proceeding, then in each case the Indemnified Party may, upon notice to the Indemnifying Party, assume the exclusive right to defend (and in the case of clause (iii) above, compromise and settle), such claim and the reasonable fees and expenses of the Indemnified Party’s separate counsel shall be borne by the Indemnifying Party; however the settlement of any claim pursuant to clauses (i) and (ii) above shall be governed by Section 15.4(c) below. Notwithstanding anything to the contrary herein, for sake of clarity, the Parties agree that the foregoing provisions shall not be construed so as to permit the Indemnified Party to control or assume the defense of any action, lawsuit, proceeding, investigation, demand or other claim brought against the Indemnifying Party concurrently with or in a joint proceeding in respect of any claim that is the subject of an indemnification claim hereunder by the Indemnified Party.

(c)	Notwithstanding anything to the contrary herein, the Indemnifying Party shall not compromise or settle, or admit any liability with respect to any third party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), unless the relief consists solely of (i) money damages (all of which the Indemnifying Party shall pay), and (ii) includes a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto. If the Indemnified Party assumes the defense of or represents their own interests, no settlement shall be made without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

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15.5.	Limited Waiver of Certain Immunities. Each of the Parties hereby specifically and expressly agrees that with respect to any and all claims against an Indemnified Party by any representative of an Indemnifying Party, any indemnification available hereunder shall not be limited by reason of any immunity to which such Indemnifying Party may be entitled under any workers compensation and/or industrial insurance acts, disability benefit acts, or other employee benefits acts and any limitation on the amount or type of damages, compensation, or benefits payable by or for the Indemnifying Party to such representative with respect to any such claim. For the sake of clarity, the Indemnifying Party’s waiver of immunity by the provisions of this section extends only to indemnification claims against the Indemnifying Party by or on behalf of the Indemnified Party under or pursuant to this Agreement, and does not apply to any claims made by the Indemnifying Party’s representatives directly against the Indemnifying Party.

15.6.	Survival. The indemnities set forth in this Article 15 shall survive the termination or expiration of this Agreement.

16.	LIMITATIONS OF LIABILITY.

16.1.	WAIVER OF CERTAIN DAMAGES. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR ANY PURCHASE ORDER EXECUTED HEREUNDER TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE, WHETHER BASED IN CONTRACT, GUARANTY, WARRANTY, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, STRICT LIABILITY, INDEMNITY OR ANY OTHER LEGAL OR EQUITABLE THEORY, FOR: LOSS OF USE, REVENUE, SAVINGS, PROFIT, INTEREST, GOODWILL OR OPPORTUNITY, COSTS OF CAPITAL, COSTS OF REPLACEMENT OR SUBSTITUTE USE OR PERFORMANCE, LOSS OF INFORMATION AND DATA, LOSS OF POWER, VOLTAGE IRREGULARITIES OR FREQUENCY FLUCTUATION, CLAIMS ARISING FROM BUYER’S THIRD PARTY CONTRACTS, OR FOR ANY TYPE OF INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY, COLLATERAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR FOR ANY OTHER LOSS OR COST OF A SIMILAR TYPE.

16.2.	MAXIMUM LIABILITY. SUPPLIER’S MAXIMUM LIABILITY UNDER THIS AGREEMENT SHALL NOT EXCEED THE PURCHASE PRICE SET FORTH IN THE APPLICABLE PURCHASE ORDER PURSUANT TO WHICH THE APPLICABLE CLAIM AROSE.

16.3.	EFFECTIVENESS. THE PARTIES AGREE THAT THE EXCLUSIONS AND LIMITATIONS IN THIS ARTICLE 16 WILL PREVAIL OVER ANY CONFLICTING TERMS AND CONDITIONS IN THIS AGREEMENT OR ANY PURCHASE ORDER EXECUTED HEREUNDER AND MUST BE GIVEN FULL FORCE AND EFFECT, WHETHER OR NOT ANY OR ALL SUCH REMEDIES ARE DETERMINED TO HAVE FAILED OF THEIR ESSENTIAL PURPOSE. THESE LIMITATIONS OF LIABILITY ARE EFFECTIVE EVEN IF SUPPLIER HAS BEEN ADVISED BY BUYER OF THE POSSIBILITY OF SUCH DAMAGES. THE WAIVERS AND DISCLAIMERS OF LIABILITY, RELEASES FROM LIABILITY AND LIMITATIONS ON LIABILITY EXPRESSED IN THIS ARTICLE 16 EXTEND TO THE PARTIES’ RESPECTIVE AFFILIATES, PARTNERS, PRINCIPALS, MEMBERS SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, SUPPLIERS, AGENTS, AND SUCCESSORS AND ASSIGNS.

16.4.	Commencement of Claims. Except with respect to claims arising under Article 13, Article 15 or Article 17, any legal action of either Party arising under this Agreement or any Purchase Order issued hereunder must be commenced within two (2) years after the Delivery of the applicable Equipment or performance of the applicable Service. To the maximum extent permitted by Applicable Law, each Party hereby waives any right to commence any claim or action after such two (2) year period.

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17.	CONFIDENTIALITY.

17.1.	Confidential Information. Each Party shall, and shall cause its respective Affiliates and Representatives to, keep confidential any information which it may have or acquire before or after the date of this Agreement, concerning the other Party and its assets, business, operations, affairs, financial condition or such information, “Confidential Information”).

17.2.	Non-Disclosure. Neither Party shall use any Confidential Information in any manner detrimental to the other Party nor shall any of them disclose, publish or make accessible, directly or indirectly, any Confidential Information to any person. In addition, the Parties shall exercise all reasonable efforts to prevent any other person from gaining access to such Confidential Information and take such protective measures as may be or become reasonably necessary to preserve the confidentiality of such Confidential Information.

17.3.	Exceptions. Notwithstanding Section 17.1 and Section 17.2, either Party may disclose Confidential Information:

(a)	to any Representative of such Party, provided that such Representative has a need to know and has been informed of the confidential nature of the information pursuant to Section 17.4;

(b)	to the extent required by (i) any Applicable Law of any Governmental Authority (including any rule or regulation of the Securities and Exchange Commission), (ii) any stock exchange rule or regulation or (iii) any binding judgment, order or requirement of any court or other Governmental Authority of competent jurisdiction; provided, that the Party required to disclose Confidential Information, as the case may be, has delivered written notice to and consulted, to the extent practicable, with the other Party prior to disclosure of such Confidential Information; and

(c)	to the extent such Confidential Information becomes available within the public domain (otherwise than as a result of a breach of this Article 17).

17.4.	Representatives Bound. Each Party shall inform any representative to whom it provides Confidential Information that such information is confidential and shall instruct them (a) to keep such Confidential Information confidential and (b) not to disclose it to any third party (other than those persons to whom such Confidential Information has already been disclosed in accordance with the terms of this Agreement). The disclosing Party shall be responsible for any breach of this Article 17 by the person to whom the Confidential Information is disclosed.

17.5.	Survival. Notwithstanding anything herein to the contrary, the provisions of this Article 17 shall survive the termination of this Agreement for a period of three (3) years and, with respect to each Party, shall survive for a period of three (3) years following the date on which such Party is no longer a Party.

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18.	REPRESENTATIONS AND WARRANTIES.

18.1.	Representations of the Parties. As of the Effective Date (or, with respect to each Further Buyer Contracting Party that becomes a Buyer hereunder, as of the time of execution of a joinder hereto), and as of the entry into of each Purchase Order hereunder, each Party represents to the other Party as follows:

(a)	Due Formation. Such Party (i) is a duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) has the requisite power and authority to own its properties and carry on its business as now being conducted and currently proposed to be conducted and to execute, deliver and perform its obligations under this Agreement, and (iii) is qualified to do business in every jurisdiction in which failure so to qualify could be reasonably be expected to have a material adverse effect on such Party’s ability to perform its obligations hereunder.

(b)	Authorization; Enforceability. Such Party has taken all action necessary to authorize it to execute, deliver and perform its obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of such Party enforceable in accordance with its terms, subject to bankruptcy, reorganization, moratorium or other similar laws affecting the enforcement of the rights of creditors generally and subject to general principles of equity.

(c)	No Conflict. The execution, delivery and performance by such Party of this Agreement does not and will not (i) violate any Applicable Law, (ii) result in any breach of such Party’s constituent documents or (iii) conflict with, violate or result in a breach of or constitute a default under any agreement or instrument to which such Party or any of its properties or assets is bound or result in the imposition or creation of any lien or security interest in or with respect to any of such Party’s property or assets, other than in each case any such violations, conflicts, breaches or impositions which could not be reasonably be expected to have a material adverse effect on such Party’s ability to perform its obligations hereunder.

(d)	No Authorization. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any third party (other than those which have been obtained) is required for the due execution, delivery and performance by such Party of this Agreement, other than any such authorizations, approvals or actions the failure of which to obtain could not reasonably be expected to have a material adverse effect on such Party’s ability to perform its obligations hereunder.

(e)	Litigation. Such Party is not a party to any legal, administrative, arbitration or other proceeding, and, to such Party’s knowledge, no such proceeding is threatened, before any Governmental Authority that seeks to restrain or prohibit or otherwise challenge the consummation, legality or validity of this Agreement, the subject matter hereof, or that which could be reasonably be expected to have a material adverse effect on such Party’s ability to perform its obligations hereunder.

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18.2.	Additional Representations of Supplier. In addition to representations and warranties set forth elsewhere in this Agreement, Supplier hereby represents and warrants as of the Effective Date and as of the entry into of each Purchase Order hereunder as follows:

(a)	None of Supplier, its Affiliates or Representatives is the target of or designated under any sanctions program that is established by statute or regulation of the United States, by Executive Order of the President of the United States, or by designations of any department or agency of the United States government including but not limited to those designations reflected in the “list of Specially Designated Nationals and Blocked Persons” of the Office of Foreign Asset Control, U.S. Department of the Treasury;

(b)	Supplier’s Representatives are legally authorized to work in the United States and Supplier shall complete as required by Applicable Law the Department of Labor’s Form I-9 and to retain it for the statutorily designated period and, if requested by Buyer, Supplier shall provide copies of such Forms I-9 to Buyer unless such disclosure shall be prohibited by Applicable Law;

(c)	For Services provided at Buyer’s, it’s customer or third party’s premises, Supplier has examined the worksite in order to acquaint itself with the local conditions, including applicable regulations codes, permits, licenses, registrations, environmental standards, and notification requirements concerning site safety and/or security;

Supplier has not and will not, absent prior written approval from Buyer, take any actions that: (i) create, or purport to create, any obligation on behalf of Buyer, or (ii) grant, or purport to grant, any rights or immunities to any third party under Buyer’s intellectual property or proprietary rights; and

(d)	The bank account named by Supplier to Buyer for all payments to be effected in connection with any Purchase Order hereunder is held in Supplier’s name and solely for its account.

19.	ENVIRONMENT, HEALTH AND SAFETY.

19.1.	Compliance and Related Matters.

(a)	Each of the Parties shall, in addition to other obligations set forth in this Agreement, during the course of performance of their respective obligations under this Agreement or any Purchase Order issued hereunder:

(i)	comply with Applicable Laws concerning health, the environment, safety, or pertaining to or regulating pollutants, contaminants, or hazardous, toxic or radioactive substances, materials or wastes, including without limitation the handling, transportation and disposal thereof, or governing or regulating the health and safety of personnel, including but not limited to the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act, and the Toxic Substance Control Act (“TSCA”), as amended (collectively referred to as “EHS Laws”) (pollutants, contaminants, or hazardous, toxic or radioactive substances, materials or wastes as defined under EHS Laws shall be referred to collectively as “Hazardous Materials”);

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(ii)	take reasonable and prudent measures, as appropriate, consistent with applicable industry standards, to mitigate hazards to the environment and to the health and safety of persons;

(iii)	select and use only equipment, including but not limited to personal protection equipment, that comports with EHS Laws, implement programs to train its Representatives in the use of such equipment in a safe and lawful manner, and maintain such equipment in good working order at all times; and

(iv)	promptly notify the other Party of any incident involving death, injury or damage to any person or property in connection with any Equipment or Purchase Order.

(b)	Supplier shall, in addition to other obligations set forth in this Agreement, during the course of performance of its obligations under this Agreement or any Purchase Order issued hereunder:

(i)	ensure that Equipment/Services comply with EHS Laws;

(ii)	ensure the Equipment, and any and all parts, components, or material thereof, as Delivered by Supplier, bear all markings, labels, warnings, notices or other information required under applicable EHS Laws at the time of such Delivery; and

(iii)	comply with any applicable substance declarations and other requirements set forth in Exhibit C.

19.2.	On-Site Environmental and Safety Responsibility. Where the Purchase Order includes the presence of Supplier or its Representatives on the premises of Buyer, Buyer’s customer, or any other location other than the premises of Supplier (“Work Site”), Supplier shall: (1) be responsible for the safety, health, medical surveillance, industrial hygiene, training and all other matters required under EHS Laws relating to safety and health of its Representatives at the Work Site, (2) appoint a competent person as its representative for environmental, health and safety who shall take part in safety discussions with Buyer, its Representatives, customer, or the owner of the Work Site, (3) be responsible for the handling, use, transportation and disposal of any and all substances regulated under the EHS Laws which Supplier or its Representatives bring onto the Work Site or generate in the performance of Supplier’s work pursuant to the applicable Purchase Order, including but not limited to excess, waste or residue, containers or any of such substances not consumed, and for any spills, releases or discharges of such substances to the extent attributable to acts or omissions of Supplier or its Representatives, strictly in accordance with EHS Laws, and (4) ensure Supplier’s Representatives participate in any site-specific safety training and comply with all rules and requirements of Buyer, its customer, or such other owner of the Work Site, in each case, of which Buyer provides Supplier advance written notice.

19.3.	Health and Safety Plan. Prior to commencing any Services at a Work Site, Supplier shall, in accordance with EHS Laws provide and comply with a site specific health and safety plan, Work Site requirements, and shall make the same available to Buyer or its Representatives at Buyer’s request. If Supplier fails to comply with this Article 19, Buyer may, at its sole option and without limiting its other rights, order Supplier or its Representatives to cease Services until Supplier complies at Supplier’s sole cost and expense. If Supplier is unable or refuses to take corrective action hereunder Buyer may contract with a third party or otherwise continue such Services at the Work Site and charge Supplier any excess cost reasonably incurred by Buyer. Buyer shall have the right, at its sole discretion, to remove Supplier or its Representatives from a Work Site for violation of this Article 19.

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20.	OPEN SOURCE SOFTWARE.

Supplier shall inform Buyer no later than ten (10) Business Days following receipt of any written request from Buyer in connection with a Purchase Order, whether the Equipment/Services contemplated thereby include “Open Source Software.” As used herein “Open Source Software” means any Software that is licensed royalty-free (i.e., fees for exercising the licensed rights are prohibited, whereas fees for reimbursement of costs incurred by licensor can be permitted) under any license terms or other contract terms (“Open License Terms”) which require, as a condition of use, modification and/or distribution of such Software and/or any other Software incorporated into, derived from or distributed with such software (“Derivative Software”), either of the following: (i) that the source code of such Software and/or any Derivative Software be made available to third parties; or (ii) that permission for creating derivative works of such software and/or any Derivative Software be granted to third parties. If Open Source Software is included, Supplier shall deliver to Buyer, not later than the date of order confirmation, (A) a schedule of all Open Source Software files known to be used, indicating the relevant license(s) to the extent known by Supplier; and (B) a written notice that Supplier is not aware of any violation of such license(s) due to such Use of Open Source Software.

21.	EXPORT CONTROL AND FOREIGN TRADE REGULATIONS.

21.1.	Acknowledgement and Compliance. The Parties acknowledge that all Equipment to be delivered and Services to be provided according to this Agreement are subject to export control and sanctions laws and regulations, including, without limitation, the U.S. Export Administration Regulations (“EAR”) (15 C.F.R. §§ 730-774), the U.S. Foreign Trade Regulations (15 C.F.R. Part 30), and the regulations, rules, and executive orders administered by OFAC (collectively, the “Export Controls and Sanctions Laws”). Each Party agrees to comply with all Export Controls and Sanctions Laws applicable to any such Equipment/Services and shall not take any action that will cause the other Party to violate or be subject to penalty under the Export Controls and Sanctions Laws.

21.2.	Export Licenses. Supplier shall obtain all necessary export licenses, unless Buyer or any party other than Supplier is required to apply for the export licenses pursuant to the applicable Export Controls and Sanctions Laws. To the extent Supplier is requested to deliver Equipment/Services regulated under the Arms Export Control Act or the Atomic Energy Act, Supplier shall advise Buyer in advance of order or contract acceptance.

21.3.	Provision of Trade Data. At the request of Buyer, Supplier shall provide Buyer for Equipment and Services delivered the following trade data as applicable: (i) “Export Control Classification Number” according to the EAR’s Commerce Control List (ECCN) or the Munitions List Category Designation according to the US International Traffic in Arms Regulations, and all other export control list numbers; (ii) the statistical commodity code according to the current commodity classification for foreign trade statistics and the HS (Harmonized System) coding; (iii) the country of origin (non-preferential origin); and (iv) Supplier’s declaration for preferential origin (in case of European suppliers) or preferential certificates, Supplier’s declaration for preferential origin (in case of European suppliers) or preferential certificates (in case of non-European suppliers) such as NAFTA certificates of origin.

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21.4.	Changes. In the event Supplier has knowledge of any alterations to origin and/or characteristics of the Equipment/Services, it shall notify the Buyer not later than ten (10) Business Days after discovery thereof.

21.5.	Additional Buyer’s Obligations. Buyer agrees that it will not, in violation of applicable Export Controls and Sanctions Laws:

(a)	directly or indirectly, export, reexport, or transfer Equipment or Services to, or transship Equipment or Services through, a Sanctioned Country;

(b)	directly or indirectly, release, sell, provide, export, reexport, transfer, divert, loan, lease, consign, allow access to, or otherwise dispose of Equipment or Services to a Prohibited Person; or

(c)	use Equipment or Services to produce products that will be shipped, sold, or supplied, directly or indirectly, to a Sanctioned Country or a Prohibited Person.

21.6.	Certain Relief. No Party shall be obligated to fulfill this Agreement if such fulfillment is prevented by any impediments arising out of national or international foreign trade or customs requirements or any embargoes or other sanctions.

22.	BUYER CODE OF CONDUCT.

Supplier shall comply with the principles and requirements of the "Code of Conduct for AES Suppliers and Third Party Intermediaries" attached hereto as Exhibit D (hereinafter the “Code of Conduct”). If and as requested by Buyer, Supplier shall, not more than once a year (at its option), provide to Buyer either (A) a written self-assessment in substantially the form provided by Buyer or (B) a written report reasonably acceptable to Buyer describing the actions taken or to be taken by Supplier to assure compliance with the Code of Conduct. In addition to any other rights and remedies Buyer may have, in the event of Supplier's material or repeated failure to comply with the Code of Conduct, after providing Supplier reasonable notice and a reasonable opportunity to remedy, Buyer may terminate any outstanding Purchase Orders under this Agreement without any liability whatsoever. Material failures include, but are not limited to, incidents of child labor, corruption and bribery. The notice and remedy provisions herein shall not apply to material failures set forth in the preceding sentence.

23.	COMPLIANCE WITH LAWS AND PERMITS.

The Parties and their Representatives shall comply with all Applicable Laws in the course of the performance of their respective obligations under this Agreement and any Purchase Orders issued hereunder. In addition, Supplier and Buyer shall each obtain all required licenses, permits, authorizations, registrations or approvals required with respect to the performance of their respective obligations under this Agreement and any Purchase Orders issued hereunder.

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24.	DISPUTE RESOLUTION.

24.1.	Referral to Senior Management. Except as otherwise provided by this Agreement, any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach hereof (which breach or alleged breach by a Party remains uncured within ten (10) Business Days after receipt of written notice thereof from another Party) or the validity or termination hereof or the relationship created between the Parties by and/or through this Agreement (a “Dispute”) shall first be settled as far as possible by good faith negotiations between the parties to the Dispute, in the form of meetings between senior- management level representatives of such Parties, upon the written request by any such Party to the other parties to the Dispute, which writing shall set forth in reasonable detail the nature and extent of the Dispute.

24.2.	Referral to Arbitration. If the parties to the Dispute are unable for any reason to resolve a Dispute within thirty (30) days after receipt by any Party of written notice of a Dispute, then any Party may submit the Dispute to arbitration to be finally and exclusively resolved under the Arbitration Rules of the American Arbitration Association (“AAA”) then in effect, except as modified herein, with respect to Equipment and Services to be provided to a Customer with the United States (as applicable, the “Rules”). There shall be three (3) arbitrators. If there are two (2) parties to the Dispute, each of the parties to the Dispute shall nominate one (1) arbitrator in accordance with the Rules. If there are more than two (2) parties to the Dispute, the arbitrators shall be nominated in accordance with the Rules; provided, however, that any Party and its Affiliates shall be entitled to nominate only one (1) such arbitrator. The arbitrators so nominated, once confirmed by the AAA, shall nominate an additional arbitrator to serve as chairman, such nomination to be made within fifteen (15) days of the confirmation by the AAA of the second arbitrator. If the initial arbitrators shall fail to nominate an additional arbitrator within such fifteen (15) day period, such additional arbitrator shall be appointed by the AAA. The arbitrators shall be required to submit a written statement of their findings and conclusions. Except as otherwise agreed by the parties to such Dispute, exclusive venue of arbitration with AAA will be Wilmington, Delaware, and the language of the arbitration shall be English. Each of the Parties will submit to the non-exclusive jurisdiction of the state and federal courts located in Wilmington, Delaware for preliminary relief in aid of arbitration and for the enforcement of any arbitral award from AAA. By agreeing to arbitration, the Parties do not intend to deprive any national court of its jurisdiction to issue any pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings.

24.3.	Neutral Arbitrators. None of the Parties or the arbitrators shall select any arbitrator for the arbitral tribunal who has any interest in the Dispute or who has, or within the immediately preceding five (5) years has had, any economic or other relationship with any party to the Dispute.

24.4.	Procedures and Costs. The arbitrators shall not have the right to award consequential, incidental, indirect, special, treble, multiple or punitive damages. The arbitral tribunal shall not be empowered to decide any dispute ex aequo et bono or amiable compositeur, and the arbitral tribunal shall decide the Dispute under the substantive laws of the State of Delaware, without regard to applicable choice of law provisions thereof. The arbitration award shall be decided by majority opinion and issued in writing in the English language and shall state the reasons upon which it is based. It may be made public only with the consent of each participating Party or as may be required by law or regulatory authority or as necessary for enforcement of such award. The arbitrators shall allocate the fees and costs of the arbitration. The losing Party(ies) shall pay the prevailing Party(ies)’ attorney’s fees and costs and the costs associated with the arbitration, including the expert fees and costs and the arbitrators’ fees and costs borne by the prevailing Party(ies), all as determined by the arbitrators. Each Party shall bear its own fees and costs until the arbitrators determine which, if any, Party is the prevailing Party(ies) and the amount that is due to such prevailing Party(ies).

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24.5.	Award. The award rendered by the arbitrators shall be final and binding on the participating Parties and shall be the sole and exclusive remedy between and among the participating Parties regarding any claims, counterclaims, issues or accounting presented to the arbitral tribunal. The award shall be issued no later than one hundred twenty (120) days from the signing or ratification of the Terms of Reference (as defined in the Rules) or as soon thereafter as practicable. The award shall be paid within thirty (30) days after the date it is issued and shall be paid in U.S. Dollars in immediately available funds, free and clear of any Liens, Taxes or other deductions. A judgment confirming or enforcing such award may be rendered by any court of competent jurisdiction.

24.6.	Confidentiality. The arbitration shall be confidential. No Party may disclose the fact of the arbitration, any award relating thereto or any settlement relating to any Dispute without the prior consent of the other Party(ies); provided, that such matters may be disclosed without the prior consent of the other Party(ies) to lenders, auditors, tax or other Governmental Authority or as may be required by law or regulatory authorities or as necessary to enforce any award.

24.7.	Continued Performance; Provisional Remedies. Notwithstanding the existence of any Dispute, the Parties shall continue to perform their respective obligations under this Agreement unless the Parties otherwise mutually agree in writing. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement is intended to, nor shall it, prevent the Parties from seeking temporary injunctive relief at any time as may be available under Law or in equity to preserve its rights pending the outcome of any arbitration. Without prejudice to such provisional remedies as may be available under the jurisdiction of a national court, the arbitral tribunal shall have full authority to grant provisional remedies or order the Parties to request that a court modify or vacate any temporary or preliminary relief issued by a court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect. The Parties agree that any issue regarding the arbitrability of any claims or disputes arising under, relating to or in connection with this Agreement is an issue solely for the arbitrators, not a court, to decide.

24.8.	Waiver of Jury Trial. THE PARTIES HEREBY EXPRESSLY WAIVE ALL RIGHTS TO TRIAL BY JURY OR OTHERWISE ON ANY CLAIM, CAUSE OF ACTION, SUIT OR PROCEEDING PERMITTED UNDER THIS ARTICLE 24. THE PROVISIONS OF THIS AGREEMENT RELATING TO WAIVER OF TRIAL BY JURY SHALL SURVIVE THE TERMINATION OR EXPIRATION OF THIS AGREEMENT.

25.	MISCELLANEOUS.

25.1.	Governing Law. This Agreement shall be controlled by and construed in accordance with the substantive laws of the State of Delaware without regard to conflict of laws principles. The United Nations Convention on Contracts for the International Sale of Equipment of April 11, 1980 shall be excluded.

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25.2.	Records. Supplier and its Representatives shall maintain accurate and complete records of all contracts, papers, correspondence, copybooks, applications, accounts, invoices, and/or other information reasonably relating to this Agreement and any Purchase Orders issued hereunder (collectively, “Records”) in accordance with recognized commercial accounting practices, and shall retain such Records for a period of seven (7) years unless a longer period is required under Applicable Law.

25.3.	Intentionally Omitted.

25.4.	Insurance. Supplier and its Representatives shall comply with the Insurance requirements set forth in Exhibit E attached hereto.

25.5.	Assignment; Successors. Neither Party may assign all or any part of this Agreement or any Purchase Order issued hereunder, or any rights or obligations hereunder or thereunder, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Any purported assignment which fails to comply with the requirements of this Section 25.5 shall be null and void. Notwithstanding the foregoing: (i) either Party may, without the prior written consent of the other Party, assign all or any part of this Agreement or any Purchase Order issued hereunder, or any rights or obligations hereunder or thereunder, to an Affiliate, which will accept such assignment and assume all obligations related to this Agreement and any applicable Purchase Orders (including by executing a joinder to this Agreement in the form of Exhibit B hereto); provided that, notwithstanding any such assignment, the assigning Party shall not be relieved of any of its obligations hereunder by reason of such assignment and shall remain liable hereunder to the same degree that the assigning Party would be responsible had there been no assignment.

25.6.	Subcontracting. Supplier shall be solely responsible for the proper selection, supervision, acts and omissions of its subcontractors.

25.7.	Other Terms and Amendments. The terms and conditions contained in any sales order, acknowledgment, invoice, website, letter, writing, software or file (such as “clickwrap”, “shrinkwrap”, or website terms of use), or other document or medium shall not be applicable or amend this Agreement or any Purchase Order issued hereunder nor bind the Parties hereto or their Affiliates or Representatives. This Agreement and any Purchase Order issued hereunder may only be amended by a written instrument signed by authorized Representatives of the Parties.

25.8.	Government Contracts. When the Equipment/Services are to be used in the performance of a contract or subcontract with a Governmental Authority, applicable government contract requirements attached to this Agreement shall apply and are incorporated herein by reference.

25.9.	Relationship of the Parties. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, employee-employer relationship, trust or other association of any kind between the Parties and each Party shall be individually responsible only for its obligations as set forth in this Agreement. Any Services provided by Supplier, its Affiliates and Representatives pursuant to this Agreement are provided as independent contractors of Buyer and not in the capacity of an employee or agent of Buyer.

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25.10.	Publicity. No Party hereto shall refer to or use, or permit any persons to refer to or use, any other Party’s name, trademarks, service marks or logos in any advertising, promotional materials, press releases or other publicity without obtaining the prior written consent of the applicable Party.

25.11.	Non-Exclusive Remedies and Non-Waivers. No delay or omission by the Parties in exercising any right or remedy provided for herein shall constitute a waiver of such right or remedy nor shall it be construed as a bar to or waiver of any such right or remedy on any future occasion. Any waiver authorized on one occasion must be made in writing and is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion. The rights and remedies of the Parties herein shall not be exclusive and are in addition to any other rights and remedies provided by Applicable Law or in equity.

25.12.	Severability. Any provision of this Agreement or any Purchase Order issued hereunder that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof (provided the substance of the agreement between the Parties is not thereby materially altered), and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Laws, the Parties hereto hereby waive any provision of Applicable Law which renders any provision hereof prohibited or unenforceable in any respect.

25.13.	Survival. The Title and Risk of Loss, Warranties, Intellectual Property, Defaults and Remedies, Indemnification, Limitations of Liability, Confidentiality, Export Control and Foreign Trade Regulations, Dispute Resolution and Miscellaneous sections of this Agreement, and any provision that contemplates performance or observance subsequent to termination or expiration shall survive termination or expiration of this Agreement.

25.14.	Affirmative Action. Supplier shall, to the extent applicable, comply with Buyer’s requirements as promulgated by the U.S. Department of Labor, Office of Federal Contract Compliance Programs set forth in Exhibit F.

25.15.	Complete Agreement and Counterparts. This Agreement, together with all Purchase Orders issued hereunder, shall constitute the entire agreement between Buyer and Supplier and shall supersede all previous communications, representations, agreements or understandings, whether oral or written, with respect to the subject matter hereof. The headings used in this Agreement are for reference and shall not limit or affect the meaning or interpretation of any of the terms hereof. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

25.16.	Counterparts. This Agreement may be executed in multiple counterparts, each of which when so executed and delivered shall constitute a duplicate original and all counterparts together shall constitute one and the same instrument. Transmission of the executed signature page of a counterpart of this Agreement by electronic mail shall be effective as delivery of an executed counterpart of this Agreement.

25.17.	No Pre-Printed Terms. Pre-printed terms or conditions in any invoice, quotation, shipping notice or order acknowledgement issued by Buyer or Supplier shall be of no force or effect, except to the extent included in a Pricing Notice. The terms and conditions applicable to each Purchase Order issued by Buyer shall be those set forth herein and in such Purchase Order and the applicable Pricing Notice therefor.

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25.18.	Priority. In the event of inconsistency between or among the provisions of this Agreement, a Purchase Order and the applicable Pricing Notice therefor, the following order of precedence, from highest to lowest, shall govern:

(a)	mutually agreed Change Orders;

(b)	Purchase Order;

(c)	this Agreement.

25.19.	Notices.

(a)	All notices and other communications which either Party is required or may desire to serve upon the other shall be addressed to the Party to be served as follows, unless a different address is designated in writing by the Party to be served:

To Buyer:

AES Grid Stability, LLC
4300 Wilson Boulevard
Suite 1100
Arlington, VA 22203
Attention: Paul Freedman, General Counsel of The AES Corporation
Email: paul.freedman @aes.com

With a copy to:

AES Grid Stability, LLC
4300 Wilson Boulevard
Suite 1100
Arlington, VA 22203
Attention: Chris Shelton, Senior Vice President, Chief Product Officer and President, AES Next
Email: chris.shelton@aes.com

To Supplier:

Fluence Energy, LLC

4602 N. Fairfax Drive
Suite 600
Arlington, VA 22203

Attn: Dennis Fehr, SVP and Chief Financial Officer

Email: dennis.fehr@fluenceenergy.com

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With a copy to:

Fluence Energy, LLC

4601 N. Fairfax Drive
Suite 600
Arlington, VA 22203

Attn: Francis A. Fuselier, SVP, General Counsel and Secretary

Email: frank.fuselier@fluenceenergy.com

(b)	All notices, requests, consents and other communications under this Agreement must be in writing and shall be deemed to have been duly given and effective (i) immediately (or, if not delivered or sent on a Business Day, the next Business Day) if delivered or sent and received by electronic mail, (ii) on the date of delivery if by hand delivery (or, if not delivered on a Business Day, the next Business Day) or (iii) on the first Business Day following the date of dispatch (or, if not sent on a Business Day, the next Business Day after the date of dispatch) if by a nationally recognized overnight delivery service (all fees prepaid). In the case of notice via email, each Party shall provide confirmation of receipt or non-receipt upon the request of the transmitting Party.

(c)	All notices, requests, consents and other communications under this Agreement shall include reference to the applicable Purchase Order number, if any.

25.20.	Joint Effort. Preparation of this Agreement has been a joint effort of the Parties and the resulting document shall not be construed more severely against one of the Parties than against the other. Any rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, or any amendments or Exhibits hereto.

25.21.	Language of the Agreement, Correspondence, Documentation. The language of this Agreement shall be English. Unless to the extent agreed otherwise, correspondence, technical and commercial documents as well as any other information exchanged between the Consortium Members relating to this Agreement shall be in English.

[SIGNATURE PAGE FOLLOWS]

43

IN WITNESS WHEREOF, intending to be legally bound, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first below above.

AES Grid Stability, LLC

By:
Name:
Title:

Fluence Energy, LLC

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to AES Amended and Restated Storage Core Frame Purchase Agreement]

Schedule 1.1(a)

The information contained in columns C and D is provided for informational purposes only. For purposes of this Agreement, the definition of “Applications” shall include Column E.

A No	B Application	C Typical Customer	D Typical system Size in MW	E Definition

1	Flexible capacity	Power Plant	50 to 100 MW	Flexible capacity is the use of energy storage as a substitute for peak generating capacity or to meet flexible dispatch ability needs in order to secure grid stability. Such fast acting power sources are an integral part of the grid to provide the required flexible capacity. The control system is designed such to monitor the grid condition, recognize the need and acts immediately until the grid returns to stable condition, or to be dispatched by the grid operator. The system is connected to Grids with a Voltage level > 1kV. The control system makes sure the storage is at the needed stage of charge (subject to setting)

2	Conventional hybrid	Power Plant	up to 10MW	Conventional hybrid is the use of energy storage in conjunction with a conventional generation resource to react on e.g. peak demands. The system is connected to Grids with a Voltage level > 1kV. The storage is monitoring and acting based on its own control system

3	Frequency Control	TSO / DSO & PP / Investor	up to 50MW and greater single system size	Frequency regulation is the use of energy storage to regulate electric system frequency as a primary, secondary, or contingency reserve resource. Energy Storage system is installed usually before the meter and secures the power grid frequency within the frequency band defined by the regulator. Spinning reserve is a subset of frequency control to deliver the mandatory reserve power out of a storage unit instead of a Power Plant. The system is connected to Grids with a Voltage level > 1kV.

4	Renewable hybrid	TSO / DSO & PP / Investor	up to 5MW	Renewable hybrid is the use of energy storage in conjunction with a renewable generation resource; (e.g. wind and solar) to control (integral control system) the ramp-up and ramp-down of the power generation or to make the power injection into the power grid stable in relation to the forecast considering parameter such as weather forecast. The system is connected to Grids with a Voltage level > 1kV.

5	T&D investment/ replacement deferment	TSO / DSO	up to 10MW	Transmission and distribution investment, replacement and deferral is the use of energy storage to replace or defer investment in new conventional electric transmission or distribution infrastructure assets. The system is connected to Grids with a Voltage level > 1kV. The storage is monitoring and acting based on its TSO / DSO up to 10MW own control system

6	T&D capacity release	TSO / DSO	up to 10MW	Transmission and distribution capacity release is the use of energy storage to improve the utilization of existing conventional electric transmission or distribution infrastructure assets. The system is connected to Grids with a Voltage level > 1kV. The own Storage control system is monitoring the grid conditions and takes corrective action if needed

A No	B Application	C Typical Customer	D Typical system Size in MW	E Definition

7	Microgrid and Islands*	On shore Microgrid owners and utilities on geographical islands	1-3MW	Energy Storage systems combined with a Microgrid controller providing the micro or island grid master role resulting in a maximized usage of renewable power generation vs. conventional power generation on a geographical or grid island while keeping system voltage and frequency stable monitored and controlled by the storage control systems. Improving the efficiency of conventional diesel generation where applicable. The system is connected to Grids with a Voltage level > 1kV.

8	Power Quality (MS UPS)*	Industry / Transportation	1-25MW	Energy Storage system placed behind the meter typically in an industrial environment injecting power in case of grid failure and or voltage dip. The ability to disconnect ultrafast (<10ms) from the grid to avoid the storage feeding a grid failure. In addition the system can bridge 15 to 30 minutes power interruption, possibly combined with a diesel power generation. The system operates on Voltage level > 1kV. The storage control system is monitoring and acting driven by its on control system.

9	Consumer peak shaving (demand charge mgmt.)	Industry / Transportation	1-25MW	Consumer peak shaving, the use of energy storage to reduce an electric consumer’s bill, optimize an electric consumer’s consumption, or to provide other reliability services to the electric consume r. This energy Storage system is placed behind the meter. The system operates on Voltage level > 1kV. The 1 – 25 MW storage control system is monitoring and acting automatically following the given settings.

10	Black start	Gas Turbine power Plants and wind power generation	1-25MW	Black start, the use of energy storage to support generation start-up during recovery from a partial or total shutdown of an electric system as an emergency Gas turbine start up solution. The Energy Storage system providing power according a defined process until ignition of a gas turbine. The system operates on Voltage level > 1kV. The initiation of the Black Start is usually manually, the control system makes sure the black star process as such is following a defined procedure.

* Included in the definition of “Application” solely for purposes of Section 4.3.

Exhibit A

Form of Purchase Order

The following sets forth the minimum terms and conditions to be included on a Purchase Order under this Agreement, which terms and conditions may be modified or supplemented by the mutual agreement of the Parties:

Equipment:

1. Type of Equipment

2. Quantity of Equipment

3. Unit Price of Equipment

4. Total Price of Equipment on this Purchase Order

5. Manufacturing Location

6. Incoterms and Delivery Location

7. Guaranteed Delivery Date

8. Insurance

9. Equipment Warranty Period

10. IP/Software Terms

11. Supplier Documents

12. Technical Specifications

13. Special Packaging Requirements

Services:

1. Type of Services

2. Amount of Services

3. Price of Services

4. Total Price of Services on this Purchase Order

5. Performance Location

6. Performance Date(s)

7. Insurance

8. Services Warranty Period

9. IP/Software Terms

10. Supplier Documents

11. Specifications

Other Terms:

1. Electronic Banking Method for Payments

2. Buyer Furnished Property

EXHIBIT B

Joinder Agreement Template

This Joinder Agreement (the "Joinder Agreement") to the Amended and Restated Storage Core Frame Purchase Agreement, dated __________, 2021 between AES GRID STABILITY, LLC and FLUENCE ENERGY, LLC is made and entered into by and between

___

with its registered seat in [Place], [Country]

- hereinafter referred to as "Supplier" -

and

AES (Local Company) ___,

with its registered seat in [Place], [Country]

- hereinafter referred to as "Buyer" -

- Supplier and Buyer are hereinafter individually
referred to as a "Party" and collectively as the "Parties" -

WHEREAS, Supplier and AES GRID STABILITY, LLC (“AES”) entered on XXXXX, 2021 into the Amended and Restated Storage Core Frame Purchase Agreement (the "Agreement") which is attached hereto as Annex 1;

WHEREAS, Buyer is an Affiliate of AES and wishes to become a party to the Agreement and to adopt the terms and conditions thereof, and consequently Supplier and Buyer wish to enter into this Joinder Agreement.

NOW THEREFORE, in consideration of the mutual covenants and premises contained herein, the Parties agree as follows:

Adoption of the AGREEMENT

a)	Buyer hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, Buyer shall be deemed a party to the Agreement for all purposes of the Agreement, and shall have all of the obligations of a “Buyer” under the Agreement, as though an original party to the Agreement. Buyer hereby ratifies, as of the date hereof, and agrees to be bound by, and subject to, all of the covenants, terms, provisions and conditions applicable to “Buyer” contained in the Agreement. The terms and conditions as set out in the Agreement are incorporated herein by reference and are made applicable between the Parties.

b)	Without limiting the generality of the foregoing, Buyer hereby represents and warrants that each of the representations and warranties of “Buyer” contained in the Agreement is true and correct as of the date of the execution and delivery of this Joinder Agreement.

c)	This Joinder Agreement shall be controlled by and construed in accordance with the substantive laws of the State of Delaware without regard to conflict of laws principles.

d)	This Joinder Agreement contains the entire agreement between the Parties and supersedes any and all prior negotiations, correspondence, understandings between the Parties concerning the subject matter hereof. It may not be changed orally, but only by an agreement in writing signed by both Parties hereto.

e)	This Joinder Agreement may be executed in multiple counterparts, each of which when so executed and delivered shall constitute a duplicate original and all counterparts together shall constitute one and the same instrument. Transmission of the executed signature page of a counterpart of this Joinder Agreement by electronic mail shall be effective as delivery of an executed counterpart of this Agreement.

Specific stipulations under this JOINDER Agreement

[ONLY country specific deviations from the Agreement are to be stipulated here.]

a)	[Delivery and Payment terms]

b)	[Term and Termination]

c)	[Country specific regulations (jurisdiction, governing law, tax etc.)]

d)	...

Order of Precedence between the Agreement and the Adoption Agreement

In the event of any conflict or inconsistency between the terms of this Joinder Agreement and the Agreement, the Joinder Agreement shall prevail over the Agreement.

Supplier	Buyer

Place, Date:	Place, Date:

Name:	Name:	Name:

(Print)	(Print)	(Print)

Title:	Title:	Title:

Annex 1: Amended and Restated Storage Core Frame Purchase Agreement

Exhibit C

Substance Declaration

If Supplier furnishes Equipment that are subject to restrictions, rules or regulations for Hazardous Materials or other substances comprising, part of or contained in such Equipment, including but not limited to statutes, rules, regulations, codes, rules, standards and requirements of (1) EHS Laws, (2) governing, controlling or regulating Hazardous Materials, including but not limited to the Restriction on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (hereinafter “RoHS”), Directives 2002/96/EC and 2012/19/EU as well as their respective incorporation into EU member states’ legislation including any amendments thereto (hereinafter “WEEE”), (3) the Regulation EC 1907/2006 of the European Parliament and of the Council concerning the Registration, Evaluation, Authorization and Restriction of Chemicals including any amendment thereto (hereinafter “REACH”), (4) EC Directive 2006/66/EC on Batteries and Accumulators and Waste Batteries and Accumulators and/or (5) TSCA, without limiting Supplier’s obligations under this Purchase Order, Supplier shall comply with the requirements of this “Substance Declaration”.

Supplier shall submit to Buyer with each Equipment, the chemical substances contained therein or in the Service deliverable, and/or Material Safety Data Sheets, Safety Data Sheets or other such documentation as required by Applicable Laws (including without limitation the OSHA Hazardous Communication Standard 29 CFR 1910.1200 et seq.). If Supplier furnishes Equipment that are subject to substance restrictions, rules or regulations including but not limited to those identified in this Exhibit, Supplier shall declare such substances on the Buyer’s web database BOMcheck (www.BOMcheck.net) or, only if and approved in writing in advance by Buyer, in another reasonable format provided to Buyer no later than first delivery date of the Equipment, and Supplier shall prior to Supplier ’s first delivery of Equipment complete and comply with the Declarable Substances-Form (hereinafter “Substance Declaration”) in the Buyer supplier portal “SCM STAR” or in hard copy forwarded to Buyer. In addition, for Equipment that are subject to substance restrictions, rules or regulations Supplier shall provide ordering entity with a safety data sheet required in Article 31of the Regulation EC 1907/2006 (REACH) and Supplier shall keep this Substance Declaration up to date.

Should a delivery hereunder contain “dangerous goods” as so classified pursuant to Applicable Laws, Supplier shall notify Buyer in writing in sufficient detail to identify the Equipment, the hazards, and the laws, rules or regulations applicable thereto no later than three (3) business days after receipt of the Purchase Order.

Exhibit D

Code of Conduct for AES Suppliers and Third Party Intermediaries

This Code of Conduct defines the basic requirements placed on AES’ suppliers and third party intermediaries concerning their responsibilities towards their stakeholders and the environment. AES reserves the right to reasonably change the requirements of this Code of Conduct. In such event AES expects the supplier to accept such reasonable changes.

The supplier and/or third party intermediary declares herewith:

•      Legal compliance

o	to comply with the laws of the applicable legal Equipment and Services.

•      Prohibition of corruption and bribery

o	to tolerate no form of and not to engage directly or indirectly in any form of corruption or bribery and not to grant, offer or promise anything of value to a government official or to a counterparty in the private sector to influence official action or obtain an improper advantage.

•      Fair competition, anti-trust laws and intellectual property rights

o	to act in accordance with national and international competition laws and not to participate in price fixing, market or customer allocation, market sharing or bid rigging with competitors;
o	to respect the intellectual property rights of others.

•      Conflicts of interest

o	to avoid all conflicts of interest that may adversely influence business relationships.

•      Respect for the basic human rights of employees

o	to promote equal opportunities for and treatment of its employees irrespective of skin color, race, nationality, social background, disabilities, sexual orientation, political or religious conviction, sex or age;
o	to respect the personal dignity, privacy and rights of each individual;
o	to refuse to employ or make anyone work against his will;

o	to refuse to tolerate any unacceptable treatment of employees, such as mental cruelty, sexual harassment or discrimination;

o	to prohibit behavior including gestures, language and physical contact, that is sexual, coercive, threatening, abusive or exploitative;
o	to provide fair remuneration and to guarantee the applicable national statutory minimum wage;
o	to comply with the maximum number of working hours laid down in the applicable laws;

o	to recognize, as far as legally possible, the right of free association of employees and to neither favor nor discriminate against members of employee organizations or trade unions.

•      Prohibition of child labor

o	to employ no workers under the age of 15 or, in those countries subject to the developing country exception of the ILO Convention 138, to employ no workers under the age of 14.

•      Health and safety of employees

o	to take responsibility for the health and safety of its employees;
o	to control hazards and take the best reasonably possible precautionary measures against accidents and occupational diseases;
o	to provide training and ensure that employees are educated in health and safety issues;
o	to set up or use a reasonable occupational health & safety management system.

•      Environmental protection

o	to act in accordance with the applicable statutory and international standards regarding environmental protection;

to minimize environmental pollution and make continuous improvements in environmental protection;
o	to set up or use a reasonable environmental management system.

•      Supply chain

o	to use reasonable efforts to promote among its suppliers compliance with this Code of Conduct;
o	to comply with the principles of nondiscrimination with regard to supplier selection and treatment.

•      Conflict Minerals

o	to take reasonable efforts to avoid in its products the use of raw materials which directly or indirectly finance armed groups who violate human rights.

Exhibit E

Insurance

(A) Supplier shall, at its sole expense, maintain the types of insurance coverage(s) listed below. The coverage limits for each type of insurance listed below shall be the greater of: (i) the coverage limits listed below; or (ii) if the Purchase Order requires Supplier to maintain higher limits, then the coverage limits specified in the Purchase Order. Evidence of insurance required by this Purchase Order is to be furnished before any Goods/Services is commenced. Supplier and its Representatives shall maintain such insurance in full force and effect during the term of this Purchase Order, and, in addition, for as long as Supplier is under any warranty obligations arising out of this Purchase Order. All insurers on required insurance coverage(s) shall have an A.M. Best Rating of A- /VIII or better. Customer and its subsidiaries, Affiliates, and its or their Representatives, and/or any other party designated on the Purchase Order as applicable shall be named as an additional insured, with respect to the Commercial General Liability and Automobile Liability policies/coverage(s). All insurance certificates shall be in a form satisfactory to Customer. Supplier shall deliver the certificates of insurance, naming Customer and, if applicable, Customer’s customer/end user, as the Certificate Holder. All of Supplier’s policies of insurance, except for Workers’ Compensation and Employers Liability, shall be primary insurance and noncontributing with any other insurance maintained by Customer, Customer’s customer/end user and/or other parties. All of Supplier’s policies of insurance, except for Worker’s Compensation and Employer’s Liability, shall contain a cross-liability or severability of interest clause. The limits of insurance set forth below may be satisfied by any combination of excess and primary insurance coverage. Supplier shall require all its insurers to waive all rights of subrogation against Customer, Customer’s customer/end user, and their respective subsidiaries, Affiliates, and Representatives, and any other party designated as an additional insured.

(B) Supplier shall maintain the following insurance coverage(s):

(i) Worker's Compensation Insurance in accordance with the statutory requirements of the location in which the Purchase Order is performed. If there is an exposure to injury to Supplier’s employee under the U.S. Longshoremen’s and Harbor Worker’s Compensation Act, the Jones Act or under laws, regulations or statutes applicable to maritime employees, coverage required by law shall be provided for same.

(ii) Employer's Liability Insurance with the following limits of liability:

• $1,000,000 for each occurrence;

• $1,000,000 Disease Policy

• $1,000,000 Each Employee.

(iii) Commercial General Liability Insurance, in occurrence coverage form, with minimum limits of $5,000,000 per occurrence, including the following coverages:

• Products and Completed Operations

• Contractual Liability insuring the indemnity obligations assumed by Supplier under this Purchase Order

• Premises/Operations

• Underground, Undermining, Explosion and Collapse (XCU) Hazard,

• Broad Form Property Damage (including Completed Operations)

(iv) Automobile Liability Insurance, including coverage for owned, hired, and non-owned automobiles and trucks used by or on behalf of the Supplier providing insurance for bodily injury, liability and property damage liability with minimum limits for each type of coverage of $5,000,000 per occurrence.

(C) The following coverages are specifically required if a Purchase Order involves: (i) [intentionally omitted]; (ii) watercraft owned, operated or chartered by Supplier or its Representatives, liability arising out of such watercraft shall be insured by the General Liability or by Protection and Indemnity Insurance with a CSL of no less than $1,000,000 per each occurrence; (iii) the hauling and/or rigging of property in excess of $100,000, Supplier shall carry “All Risk” Transit Insurance, or “All Risk” Motor Truck Cargo Insurance (Such insurance shall provide a limit of not less than the replacement cost of the highest value single lift or highest value being moved, whichever is greater, and insuring the interest of Supplier, Customer and Customer’s customer/end user, as their respective interests may appear); (iv) aircraft (fixed wing or helicopter) owned, operated or chartered by Supplier or its Representatives, liability arising out of such aircraft shall be insured for not less than $1,000,000 CSL each occurrence; (v) access, storage, transmission or processing of Customer’s, its customer’s /end user’s, its or their Representatives’ confidential information, a Cyber Liability Errors and Omissions Policy shall be procured by Supplier providing coverage, for acts, errors, omissions, and negligence of employees and contractors giving rise to potential liability, financial and other losses relating to data security and privacy, including cost of defense and settlement, in an amount of at least $2,000,000 each claim and in the aggregate; (vi) engineering, design and/or development services, Supplier shall procure Professional Liability and Errors and Omissions Liability Insurance providing coverage for acts, errors, omissions arising out of insured’s negligence in an amount not less than $5,000,000 (USD) per claim and in the aggregate; (viii) Supplier, its Affiliates and/or its and their respective Representative being granted access to Customer or Customer’s Affiliate’s facilities, premises and/or systems, Supplier shall procure Employee Dishonesty and Computer Fraud Insurance covering losses arising out of or in connection with any fraudulent or dishonest acts committed by its personnel, acting alone or with others, in an amount not less than $1,000,000 (USD) per occurrence. Furthermore, on a case by case basis, where a Purchase Order specifies that environmental liability insurance is required for that specific project, then Supplier shall obtain Environmental Impairment Liability Insurance for such project with limits of $5,000,000 per occurrence and in the aggregate.

(D) The procurement, maintenance or acceptance of insurance coverage by Customer, if any, shall not: (i) relieve Supplier of liability for loss or damage in excess of the policy coverage limits specified herein; or (ii) limit or release Supplier of its obligations or liabilities under the Purchase Order.

(E) No delay or failure in declaring any default or in enforcing any of the requirements of this Exhibit E, and no course of dealing between Customer and Supplier shall constitute a waiver of any of the requirements of this Exhibit E.

Exhibit F

Affirmative Action

Should Buyer become a federal contractor/subcontractor, Buyer will be required to comply with certain federal regulations, including the regulations promulgated by the U.S. Department of Labor, Office of Federal Contract Compliance Programs (“OFCCP”). Should Buyer become a federal contractor, Buyer will also be required to ensure compliance of the OFCCP by its subcontractors, vendors and suppliers covered under the OFCCP (each, a “Covered Party”). Supplier is hereby notified of Buyer’s policy related to affirmative action and its mutual OFCCP obligations to the extent Supplier, its subcontractors, vendors or suppliers is a Covered Party.

Buyer is an equal opportunity/affirmative action employer and does not discriminate on the basis of race, color, creed, religion, national origin, ancestry, sex, age, physical or mental disability, marital status, pregnancy, genetic information, sexual orientation, gender identity, protected veteran or military status, or any other consideration not related to the person’s ability to do the job or otherwise made unlawful by federal, state or local law in the following employment practices, including among others: recruiting, hiring, placement, transfer, promotion, demotion, selection for training, layoff, termination, shift assignment, determination of service, rates of pay, benefit plans, and all forms of compensation and other personnel actions.

Should Buyer become a federal contractor/subcontractor, Buyer’s Covered Parties (including Supplier and its Covered Parties, if applicable) will also have an obligation to comply with equal opportunity and affirmative action principles. Therefore, Buyer’s Covered Parties (including Supplier and its Covered Parties, if applicable) will take appropriate action in support of these principles. Through our mutual effort and cooperation, we will continue to provide a working environment that appreciates and encourages diversity, promotes equal employment opportunity and is free from any type of discrimination.

Supplier and its Covered Parties, if applicable, shall abide by the requirements of the “Equal Opportunity Clause” in Section 202 of Executive Order 11246. See 41 CFR 60-1.4(a).

The following shall also apply if the Supplier is a Covered Party:

For contracts of $100,000 or more, Supplier shall comply with the following: This Supplier, contractor and subcontractor shall abide by the requirements of 41 CFR 60-300.5(a). This regulation prohibits discrimination against qualified protected veterans, and requires affirmative action by covered prime contractors and subcontractors to employ and advance in employment qualified protected veterans.

For contracts of $10,000 or more, Supplier shall comply with the following: This Supplier, contractor and subcontractor shall abide by the requirements of 41 CFR 60-741.5(a). This regulation prohibits discrimination against qualified individuals on the basis of disability, and requires affirmative action by covered prime contractors and subcontractors to employ and advance in employment qualified individuals with disabilities.

Exhibit G

Key Agreements

1.	Third Amended and Restated Limited Liability Company Agreement of Fluence Energy, LLC, dated as of [ ].

2.	Amended and Restated AES License Agreement, dated as of June 9, 2021, between Fluence Energy, LLC and AES Grid Stability LLC.

3.	Amended and Restated AES License Agreement, dated as of June 9, 2021, between Fluence Energy, LLC and The AES Corporation.

4.	Services Agreement, dated as of January 1, 2018, between The AES Corporation, Fluence Energy, LLC and such other companies as set forth therein.

5.	Amended and Restated Storage Core Frame Purchase Agreement, dated as of the date hereof, between AES Grid Stability, LLC and Fluence Energy, LLC

6.	Amended and Restated Company Name Affix and Trademark License Agreement, dated [ ], between The AES Corporation and Fluence Energy, LLC.

7.	Amended and Restated Credit Support and Reimbursement Agreement, dated as of June 9, 2021, by and among Fluence Energy, LLC, The AES Corporation and Siemens Industry, Inc.

Attachment A

DESCRIPTION OF SUPPLIER’S BATTERY STORAGE EQUIPMENT AND SERVICES